UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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The Allstate Corporation
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THE ALLSTATE CORPORATION
 2775 Sanders Road
Northbrook, Illinois 60062-6127

April 1, 2010

Notice of 2010 Annual Meeting and Proxy Statement

Dear Stockholder:

       You are invited to attend Allstate's 2010 annual meeting of stockholders to be held on Tuesday, May 18, 2010, at 11 a.m. local time, in the West Plaza Auditorium at Allstate's Home Office in Northbrook, Illinois.

       We encourage you to review the notice of annual meeting, proxy statement, financial statements, and management's discussion and analysis provided in this booklet to learn more about your corporation.

       We are providing most of our stockholders with proxy materials via the Internet. By using this method of delivery, we are able to provide to you these important materials in an expedited manner, and reduce both our costs and the environmental impact of our annual meeting.

       As always, your vote is important. Please vote as soon as possible, by telephone, Internet, or mail, even if you plan to attend the meeting.

Sincerely,

Thomas J. Wilson Chairman, President and Chief Executive Officer

THE ALLSTATE CORPORATION
 2775 Sanders Road
Northbrook, Illinois 60062-6127

April 1, 2010

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 18, 2010. The Notice of 2010 Annual Meeting, Proxy Statement, and 2009 Annual Report and the means to vote by Internet are available at www.proxyvote.com.

Notice of 2010 Annual Meeting of Stockholders

       The annual meeting of stockholders of The Allstate Corporation ("Allstate" or "corporation") will be held in the West Plaza Auditorium at Allstate's Home Office, 3100 Sanders Road, Northbrook, Illinois on Tuesday, May 18, 2010, at 11 a.m. for the following purposes:

  1.
  To elect to the Board of Directors the 11 director nominees named in this proxy statement to serve until the 2011 annual meeting.

  2.
  To ratify the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2010.

  3.
  To consider five stockholder proposals, if properly presented.

       In addition, any other business properly presented may be acted upon at the meeting.

       Registration will begin at 10:00 a.m. Each stockholder may be asked to present picture identification and proof of stock ownership. Stockholders holding Allstate stock through a bank, brokerage, or other nominee account will need to bring their account statement showing ownership as of the record date, March 19, 2010.

       We are providing most of our stockholders with proxy materials through the Internet. Most stockholders will not receive printed copies of this proxy statement and the 2009 annual report unless they so request. Instead, they will receive by mail a notice ("Notice of Internet Availability of Proxy Materials") with instructions on how to review all of the proxy materials on the Internet and how to submit voting instructions. If you would like to receive the proxy materials electronically or in paper form, you should follow the instructions in the Notice of Internet Availability of Proxy Materials.

       Allstate began mailing its Notice of Internet Availability of Proxy Materials, proxy statement and annual report, and proxy card/voting instruction form to stockholders and to participants in its Allstate 401(k) Savings Plan on April 1, 2010.

By Order of the Board,

Mary J. McGinn Secretary

Proxy and Voting Information

Who is asking for your vote and why

       The annual meeting will be held only if there is a quorum, which means that a majority of the outstanding common stock entitled to vote is represented at the meeting by proxy or in person. If you vote before the meeting, your shares will be counted for the purpose of determining whether there is a quorum. To ensure that there will be a quorum, the Allstate Board of Directors is requesting that you vote before the meeting and allow your Allstate stock to be represented at the annual meeting by the proxies named on the proxy card/voting instruction form.

Who can vote

       You are entitled to vote if you were a stockholder of record at the close of business on March 19, 2010. On March 19, 2010, there were 537,407,178 Allstate common shares outstanding and entitled to vote at the annual meeting.

How to vote

       If you hold shares in your own name as a registered stockholder, you may vote in person by attending the annual meeting or you may instruct the proxies how to vote your shares in any of the following ways:

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    By using the toll-free telephone number printed on the proxy card/voting instruction form.

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    By using the Internet voting site and following the instructions provided there.

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    By signing and dating the proxy card/voting instruction form and mailing it in the postage-paid envelope enclosed with the printed copies of the proxy statement, or by returning it to The Allstate Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, N.Y. 11717.

       You may vote by telephone or Internet 24 hours a day, seven days a week.

       If you hold shares in street name (that is, through a broker, bank, or other record holder), you should follow the instructions provided by your broker, bank, or other record holder to vote your shares. If you hold shares through the Allstate 401(k) Savings Plan (formerly The Savings and Profit Sharing Fund of Allstate Employees), see the instructions on page 2.

Providing voting instructions and discretionary voting authority of proxies

       With respect to each of the items, you may instruct the proxies to vote "FOR" or "AGAINST," or you may instruct the proxies to "ABSTAIN" from voting.

       The Board recommends you vote on the matters set forth in this proxy statement as follows:

    •
    FOR all of the nominees for director listed in this proxy statement.

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    FOR the ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2010.

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    AGAINST the stockholder proposal seeking the right to call special shareowner meetings.

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    AGAINST the stockholder proposal seeking the right to act by written consent.

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    AGAINST the stockholder proposal seeking an advisory resolution to ratify the compensation of the named executive officers.

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    AGAINST the stockholder proposal seeking a review and report on executive compensation.

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    AGAINST the stockholder proposal seeking a report on political contributions and payments to trade associations and other tax exempt organizations.

       If you return a signed proxy card/voting instruction form to allow your shares to be represented at the annual meeting, but do not indicate how your shares should be voted on one or more matters listed above, then the proxies will vote your shares as the Board of Directors recommends for those matters. Other than the matters listed above, Allstate knows of no other matters to be presented at the meeting. If any other matters are properly presented at the meeting, the proxies may vote your shares in accordance with their best judgment.

How votes are counted to elect directors and approve items

       Each share of our common stock outstanding on the record date will be entitled to one vote on each of the 11 director nominees and one vote on each other matter.

       Item 1.      To be elected by stockholders, each director must receive the affirmative vote of the majority of the votes cast. A majority of votes cast means the number of shares voted "FOR" a director exceeds 50% of the votes cast with respect to that director. Each nominee for director receiving a majority of votes cast will be elected. Abstentions will not be counted as votes cast for purposes of director elections and will have no impact on the outcome of the vote. Broker non-votes will not be counted as shares entitled to vote on the matter and will have no impact on the outcome of the vote.

       Item 2.      To ratify the appointment of Allstate's independent registered public accountant, the proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the item. Abstentions will be counted as shares present at the meeting and will have the effect of a vote against the matter.

       Items 3 through 7.      To approve a stockholder proposal, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the item is required. Abstentions will be counted as shares present at the meeting and will have the effect of a vote against the matter. Broker non-votes will not be counted as shares entitled to vote on the matter and will have no impact on the outcome of the vote.

       Rules of the New York Stock Exchange ("NYSE") determine whether proposals presented at stockholder meetings are "routine" or "non-routine." If a proposal is determined to be routine, the NYSE provides brokerage firms with discretionary authority to vote on the proposal without receiving voting instructions from their clients. Item 2 is considered a routine matter. Broker non-votes occur when a brokerage firm does not have discretionary voting authority and is unable to vote on a proposal because it is non-routine and the client has not provided voting instructions. Item 1 and items 3 through 7 are considered non-routine matters. Abstentions and broker non-votes are counted for quorum purposes.

How to change your vote

       Before your shares have been voted at the annual meeting by the proxies, you may change or revoke your vote in the following ways:

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    Voting again by telephone, by Internet, or in writing.

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    Attending the meeting and voting your shares in person if you are a registered stockholder.

Confidentiality

       All proxies, ballots, and tabulations that identify the vote of a particular stockholder are confidential, except as necessary to allow the inspector of election to certify the voting results or to meet certain legal requirements. A representative of American Election Services, LLC will act as the inspector of election and will count the votes. The representative is independent of Allstate and its directors, officers, and employees.

       Comments written on proxy cards, voting instruction forms, or ballots may be provided to the secretary of Allstate with the name and address of the stockholder. The comments will be provided without reference to the vote of the stockholder, unless the vote is mentioned in the comment or unless disclosure of the vote is necessary to understand the comment. At Allstate's request, the distribution agent or the solicitation agent may provide Allstate with periodic status reports on the aggregate vote. These status reports may include a list of stockholders who have not voted and breakdowns of vote totals by different types of stockholders, as long as Allstate is not able to determine how a particular stockholder voted.

Allstate 401(k) Savings Plan Participants

       If you hold Allstate common shares through the Allstate 401(k) Savings Plan, your proxy card/voting instruction form for those shares will instruct the plan trustee how to vote those shares. If you are an employee who received your annual meeting materials electronically, and you hold Allstate common shares both through the plan and also directly as a registered stockholder, the voting instructions you provide electronically will be applied to both your plan shares and your registered shares. If you return a signed proxy card/voting instruction form or vote by telephone or the Internet on a timely basis, the trustee shall vote as instructed for all Allstate common shares allocated to your plan account unless to do so would be inconsistent with the trustee's duties.

       If your voting instructions are not received on a timely basis for the shares allocated to your plan account, those shares will be considered "unvoted." If you return a signed proxy card/voting instruction form but do not indicate how your shares should be voted on a matter, the shares represented by your signed proxy card/voting instruction form will be voted as the Board of Directors recommends. The trustee will vote all unvoted shares and all unallocated shares held by the plan as follows:

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    If the trustee receives instructions (through voting instruction forms or through telephonic or Internet instruction) on a timely basis for at least 50% of the votable allocated shares in the plan, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the trustee's duties.

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    If the trustee receives instructions for less than 50% of the votable shares, the trustee shall vote all unvoted and unallocated shares in its sole discretion. However, the trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies.

       Plan votes receive the same level of confidentiality as all other votes. You may not vote the shares allocated to your plan account by attending the meeting and voting in person. You must instruct The Northern Trust Company, as trustee for the plan, how to vote your shares.

If You Receive More Than One Proxy Card/Voting Instruction Form

       If you receive more than one proxy card/voting instruction form, your shares are probably registered in more than one account or you may hold shares both as a registered stockholder and through the Allstate 401(k) Savings Plan. You should vote each proxy card/voting instruction form you receive.

Proxy Statement and Annual Report Delivery

       Allstate has adopted the "householding" procedure approved by the Securities and Exchange Commission that allows us to deliver one Notice of Internet Availability of Proxy Materials, or if applicable, one proxy statement and annual report, to a household of stockholders instead of delivering a set of documents to each stockholder in the household. This procedure is more cost effective because it reduces the number of materials to be printed and mailed. It also reduces our impact on the environment. We may elect to send only one Notice of Internet Availability of Proxy Materials, or if applicable, one proxy statement and annual report to stockholders who share the same last name and address, or where shares are held through the same nominee or record holder (for example, when you have multiple accounts at the same brokerage firm), unless we receive, or have previously received, contrary instructions. Stockholders that receive proxy materials in paper form will continue to receive separate proxy cards/voting instruction forms to vote their shares. Stockholders that receive the Notice of Internet Availability of Proxy Materials will receive instructions on submitting their proxy cards/voting instruction form via the Internet.

       Please contact our distribution agent, Broadridge Financial Solutions, by calling (800) 542-1061 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717:

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    If you would like to receive a separate copy of the Notice of Internet Availability of Proxy Materials, or if applicable, a separate proxy statement and annual report for this year. Upon receipt of your request, we will promptly deliver the requested materials to you.

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    If you and other Allstate registered stockholders of record with whom you share an address currently receive multiple sets of the Notice of Internet Availability of Proxy Materials, or if applicable, the proxy statement and annual report, and you would like to receive only a single copy of each in the future.

       If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

       You may also revoke your consent to householding by contacting Broadridge at the phone number and address listed above. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Corporate Governance Practices and Code of Ethics

       Allstate has a history of strong corporate governance which is firmly grounded in the belief that governance best practices are critical to our goal of driving sustained stockholder value. The Board of Directors has established Corporate Governance Guidelines and Director Independence Standards. Each of its standing committees operates under a written charter that has been approved by the Board.

       In addition, Allstate is committed to operating its business with honesty and integrity and maintaining the highest level of ethical conduct. These absolute values are embodied in our Code of Ethics and require that every customer, employee, and member of the public be treated accordingly. Allstate's Code of Ethics applies to all employees, including the chief executive officer, the chief financial officer, the controller, and other senior financial and executive officers as well as the Board of Directors.

       The Corporate Governance Guidelines, Director Independence Standards, Code of Ethics, and the charters of each standing committee of the Board are available on the Corporate Governance portion of allstate.com. They are also available in print upon request made to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite A3, Northbrook, Illinois 60062-6127.

Determinations of Independence of Nominees for Election

       The Board of Directors has determined that each nominee for election, with the exception of Mr. Wilson in his capacity as chairman, president, and chief executive officer, is independent according to applicable law, the listing standards of the NYSE, and the Board's Director Independence Standards. The Board determined that the following categories of relationships with the corporation are among those that do not interfere with a director's exercise of independent judgment and do not, to the extent consistent with applicable law or regulation and Allstate's Corporate Governance Guidelines, disqualify a director or nominee from being considered independent. In making the independence determinations, the Board considered transactions, relationships, or arrangements described in category 1 with respect to each independent director; and category 4 with respect to entities with which Messrs. Greenberg and LeMay are affiliated.

  Categorical Standards of Independence

  1.
  An Allstate director's relationship arising from (i) only such director's position as a director of another corporation or organization; (ii) only such director's direct or indirect ownership of a 5% or less equity interest in another corporation or organization (other than a partnership); (iii) both such position and such ownership; or (iv) such director's position only as a limited partner in a partnership in which he or she has an interest of 5% or less.

  2.
  An Allstate director's relationship arising from an interest of the director, or any entity in which the director is an employee, director, partner, stockholder or officer, in or under any standard-form insurance policy or other financial product offered by the Allstate Group in the ordinary course of business.

  3.
  An Allstate director's relationship with another company that participates in a transaction with the Allstate Group (i) where the rates or charges involved are determined by competitive bid or (ii) where the transaction involves the rendering of services as a common or contract carrier (including any airline) or public utility at rates or charges fixed in conformity with law or governmental authority.

  4.
  An Allstate director's relationship with another company that has made payments to, or received payments from, the Allstate Group for property or services in an amount which, in the last fiscal year, does not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues for such year.

  5.
  An Allstate director's position as an executive officer of a tax exempt organization to which the aggregate amount of discretionary contributions (other than employee matching contributions) made by the Allstate Group and The Allstate Foundation in any of the last three fiscal years of the tax exempt organization were equal to or less than the greater of $1 million or 2% of such organization's consolidated gross revenues for such year.

  6.
  An Allstate director's relationship with another company (i) in which the Allstate Group makes investments or (ii) which invests in securities issued by the Allstate Group or securities backed by any product issued by the Allstate Group, all in the ordinary course of such entity's investment business and on terms and under circumstances similar to those available to or from entities unaffiliated with such director.

Majority Votes in Director Elections

       In accordance with Allstate's bylaws, each director must be elected by a majority of the votes cast.

Board Leadership Structure

       The current Board has 11 directors, including Andrea Redmond, who was elected effective January 1, 2010.

       Currently, Tom Wilson is the chairman of the Board as well as the chief executive officer of Allstate. Allstate's Corporate Governance Guidelines allow the Board to determine whether the roles of chairman and chief executive officer are held by separate individuals or by the same person. The Board believes that flexibility in the allocation of the responsibilities of these two roles enables to Board to adapt the leadership function to changing circumstances. At times, Allstate is well-served by having these roles performed by a single person, who acts as a bridge between the Board and management and provides critical leadership for carrying out Allstate's strategic initiatives and confronting its challenges. At other times, such as during a leadership transition, Allstate may be better-served by splitting the roles of chairman and chief executive officer between two individuals.

       While the Board currently does not have a lead independent director, it appoints a presiding director for each executive session of the Board, when it meets without management. These sessions are held on a regular basis at the end of each non-telephonic Board meeting, and the presiding director for each session is determined by the subject matter to be considered. If the subject is within the scope of authority of one of the standing committees, the chair of that committee acts as presiding director for the session. If the subject is not within the authority of a standing committee, the Board appoints one of the directors who is not a committee chair on a rotating basis to preside at the session. The Board believes this practice provides for leadership at all executive sessions without the need to designate a single lead director and provides an opportunity for each director to assume the role of presiding director from time to time. Furthermore, the Board believes that this practice is appropriate in light of the fact that currently only one of the directors is an Allstate employee, all of the other directors are independent, and all of the Board's committees are comprised solely of independent directors.

Board Role in Risk Oversight

       The Board is responsible for the oversight of Allstate's business and management, including risk management. In exercising its risk management oversight responsibility, the Board regularly reviews management's strategy and the business plans for Allstate's property and casualty business, life insurance and annuity business, and investment portfolio, as well as the corporation's liquidity and use of capital, and the general counsel's assessment of legal, regulatory, and legislative issues. In addition, the Board reviews the corporation's risk management objectives and processes twice a year. This includes how management measures, evaluates, and manages the corporation's exposure to risks posed by a wide variety of events and conditions, including turmoil in the capital markets and natural catastrophes like hurricanes. The Board also utilizes third-party assessments of these risk management processes, including a comparison with peer organizations, leading industry practices, and emerging trends. The Audit Committee plays an integral role in risk management oversight by reviewing a quarterly report on risk management and, as provided in its charter, discussing risk assessment and management processes with Allstate's executives. In the performance of their oversight responsibilities, the directors monitor whether Allstate's strategies reflect a balance of risk and return, whether such strategies are formulated within a clear set of risk tolerances, and whether risk management processes are executed as designed.

Board Meetings and Committees

       The Board held ten meetings during 2009. Each incumbent director attended at least 75% of the combined board meetings and meetings of committees of which he or she was a member. Attendance at board and committee meetings during 2009 averaged 95% for incumbent directors as a group.

       Currently, the Board has four committees. The following table identifies each standing committee, its members, and the number of meetings held during 2009. The standing committees are the Audit, Compensation and Succession, and Nominating and Governance Committees. All of the members of each committee have been determined to be independent by the Board within the meaning of applicable laws, the listing standards of the NYSE, and the Director Independence Standards as in effect at the time of determination. A summary of each standing committee's functions and responsibilities follows the table. In addition to the standing committees, the Board appointed the Demand Review Committee in April of 2009 to be a non-standing committee, chaired by Ms. Sprieser and including Mr. Smith, to address a shareholder demand for board action. The Demand Review Committee met five times in 2009.

Director*	Audit	Compensation and Succession	Nominating and Governance

F. Duane Ackerman	✓	✓
Robert D. Beyer		✓
W. James Farrell		✓	✓**
Jack M. Greenberg	✓	✓
Ronald T. LeMay	✓	✓
H. John Riley, Jr.		✓**	✓
Joshua I. Smith	✓		✓
Judith A. Sprieser	✓**		✓
Mary Alice Taylor	✓	✓
Thomas J. Wilson
Number of Meetings in 2009	8	10	5

*	Ms. Redmond joined the Board effective January 1, 2010
**	Committee chair

Board Attendance Policy

       Board members are expected to make every effort to attend all meetings of the Board and the committees on which they serve and to actively participate in the discussion of the matters before them. Board members are expected to make every effort to attend the annual meeting of stockholders. All directors who stood for election at the 2009 annual meeting of stockholders were in attendance at our 2009 annual meeting of stockholders.

Board Committees

  Audit Committee

       Allstate's Board of Directors has established an audit committee in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is chaired by Ms. Sprieser and includes Mrs. Taylor and Messrs. Ackerman, Greenberg, LeMay, and Smith. The Board has determined that Ms. Sprieser and Mr. Greenberg are each individually qualified as an audit committee financial expert, as defined in Regulation S-K, Item 407(d)(5) under the Securities Exchange Act of 1934, and that each member of the committee is independent under the listing standards of the NYSE.

       The committee is responsible for, among other things, the selection, appointment, compensation, and oversight of the work of the independent registered public accountant in preparing or issuing an audit report or related work. The committee reviews Allstate's annual audited and quarterly financial statements and recommends to the Board of Directors whether the audited financial statements should be included in Allstate's annual report on Form 10-K and in the annual report to stockholders. The committee reviews Allstate's accounting and auditing principles and practices affecting the financial statements and discusses with its independent registered public accountant those matters required to be discussed in accordance with generally accepted auditing standards and applicable Securities and Exchange Commission regulations. The committee also reviews the scope of the audits conducted by the independent registered public accountant and the internal auditors as well as the qualifications, independence, and performance of the independent registered public accountant. The committee is responsible for the review and approval of Allstate's Code of Ethics as well as the adoption of procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters. The committee conducts independent inquiries when deemed necessary to discharge its duties. The committee has the authority to retain independent outside counsel and other advisers it determines to be necessary to carry out its duties. The committee discusses with management the corporation's processes of risk assessment and risk management, including the corporation's major financial risk exposures and the steps management has taken to monitor and control them.

       The committee provides functional oversight to Allstate's internal audit department. The internal audit department provides objective assurance and consulting services that are used to assure a systematic, disciplined approach to the evaluation and improvement of effective risk management, control, and governance processes. The committee reviews the overall adequacy and effectiveness of the corporation's legal, regulatory, and ethical compliance programs.

       Our chief executive officer, chief financial officer, general counsel, secretary, controller, and senior internal audit officer participate in the committee's meetings. However, executive sessions of the committee are scheduled and held throughout the year, including sessions in which the committee meets with the independent registered public accountant and the senior internal audit officer. The committee reviews its performance at the end of each non-telephonic meeting and reviews its charter each year. The Audit Committee Report is on page 63.

  Compensation and Succession Committee

       The Compensation and Succession Committee is chaired by Mr. Riley and includes Mrs. Taylor and Messrs. Ackerman, Beyer, Farrell, Greenberg, and LeMay. All members of the committee are independent under the listing standards of the NYSE. The committee assists the Board in fulfilling its oversight responsibilities with respect to the compensation of the chief executive officer and other executive officers. The committee annually reviews the management organization and succession plans for Allstate, including each of its significant operating subsidiaries, and recommends nominees for certain officer positions. The committee is responsible for recommending executive officer salaries and compensation packages to the Board. The committee has oversight responsibility for the salary administration program for elected officers of the corporation and its principal operating subsidiaries.

       The committee administers our annual and long-term compensation plans. These are plans pursuant to which officers of The Allstate Corporation and its principal operating subsidiaries at the vice president level and above are eligible to earn annual and long-term cash incentive compensation awards. The committee determines the performance measures for earning awards and the amount of awards payable upon the achievement of threshold, target, and maximum goals with respect to the performance measures. At the end of the relevant performance period, the committee reviews the extent to which the goals have been achieved and approves the actual amount of the cash incentive awards.

       The committee has authority to grant equity awards to eligible employees in accordance with the terms of our 2009 Equity Incentive Plan. The committee has delegated its authority to grant equity awards between meetings. A subcommittee has authority to grant restricted stock and restricted stock unit awards to new hires and to determine the size, terms, and conditions of such awards. In addition, the Board has delegated to an equity award committee, consisting of the chief executive officer, the authority to make awards of stock options or restricted stock units in connection with the hiring or promotion of an employee or recognition of an employee's particular achievement. The equity award committee has authority to determine the number of shares subject to such options and the number of restricted stock units, subject to limits recommended by the Compensation and Succession Committee and approved by the Board. All awards granted pursuant to delegated authority are reported to the Compensation and Succession Committee at the next meeting. Neither the subcommittee nor the equity award committee is permitted to grant such awards to those who are designated as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934 or covered employees as defined in Section 162(m)(3) of the Internal Revenue Code. Awards made by the subcommittee or the equity award committee must be made pursuant to the terms of award agreements previously approved by the Compensation and Succession Committee.

       In addition, the committee administers our deferred compensation plan for eligible employees and makes recommendations to the Board regarding pension benefit enhancements and change-in-control agreements.

       The committee has sole authority to retain and terminate its compensation consultants, including sole authority to approve the consultants' fees. In 2009, the committee retained Towers Perrin as its compensation consultant. As part of the engagement, Towers Perrin provided a report assessing Allstate's executive compensation design, peer group selection, and relative pay for performance. In addition, Towers Perrin provided a competitive assessment of total direct compensation (base salary and annual and long-term incentives) for senior management positions. Towers Perrin also assessed changes proposed by management for the executive compensation program designed to address the relationship between pay and performance and risk and reward, to reflect a desired level of alignment with competitive market levels and practices. The aggregate amount of fees for executive compensation consulting services paid to Towers Perrin in 2009 was $212,833. Towers Perrin representatives participated in portions of three committee meetings in 2009.

       In addition to executive compensation consulting services, Towers Perrin provided the corporation with non-executive compensation consulting and software maintenance services, with an aggregate total in fees of $225,492. A business segment of Towers Perrin, Towers Perrin Risk and Financial Services, provided actuarial services and software maintenance services to the corporation, with an aggregate total in fees of $167,410. The committee did not review or approve the other services provided to the corporation by Towers Perrin or its affiliates, as those services were approved by management in the normal course of business.

       In designing the various elements and amounts of compensation, the Compensation and Succession Committee draws upon the expertise of our chief executive officer and senior human resources officer and confers with our general counsel, secretary, and chief financial officer on matters that fall within their respective responsibilities.

       Our chief executive officer attends committee meetings and advises the committee regarding the alignment of our incentive plan performance measures with our overall strategy, the alignment of the weightings of the performance measures with the responsibilities of each executive, and the impact of the design of our equity incentive awards on our ability to attract, motivate, and retain highly talented executives. In providing this advice, the chief executive officer provides context regarding our products, business risks, financial results, and stockholder return. The chief executive officer also makes recommendations to the committee regarding executive merit increases and compensation packages for executives being hired or promoted. In addition, the committee looks to our chief executive officer for his evaluation of the performance of the executives who report to him.

       Our senior human resources officer attends committee meetings and provides the committee with internal and external analyses regarding the basic structure and competitiveness of our compensation program and the details of the operations of our various compensation and incentive plans, including the design of performance measures for our annual and long-term cash incentive plans and the design of our equity awards. Each year, the senior human resources officer also provides the committee with a detailed review of the estimated and actual results for each of the corporate and business unit performance measures compared to threshold, target, and maximum goals and the resulting estimated and actual payments to the executive officers.

       Our chief financial officer attends meetings to explain details of financial results relevant to incentive compensation or other financial measures or accounting rules. The general counsel is available at meetings to provide input on the legal and regulatory environment. The secretary attends meetings to respond to questions about corporate governance and to assist in the preparation of minutes.

       For both the chief executive officer and the chief financial officer, participation in the meetings is one of the ways in which they assure themselves that the Compensation Discussion and Analysis included in this proxy statement is accurate so that they can provide the certification required by the Sarbanes-Oxley Act of 2002.

       The committee meets in executive session without management present several times throughout the year. The committee reviews its performance at the end of each non-telephonic meeting and reviews its charter each year. The Compensation Committee Report is included herein on page 30.

  Nominating and Governance Committee

       The Nominating and Governance Committee is chaired by Mr. Farrell and includes Ms. Sprieser and Messrs. Riley and Smith. All members of the committee are independent under the listing standards of the NYSE. The committee is responsible for recommending candidates to be nominated by the Board for election as directors. In connection with its selection process, the committee is responsible for recommending appropriate criteria and independence standards for adoption by the Board. The committee is responsible for making recommendations with respect to the periodic review of the performance of the chief executive officer as well as succession planning to the Board of Directors, including recommending nominees for election as the chief executive officer. The committee advises and makes recommendations to the Board on matters of corporate governance including periodic reviews of the corporation's Corporate Governance Guidelines. The committee is also responsible for reviewing the corporation's structural defenses from time to time. The committee determines and recommends the criteria to be used for the assessment of the Board's performance and oversees the assessment of the Board. With Board oversight, the committee also administers non-employee director compensation. The committee may retain independent consultants as needed to assist it with its responsibilities.

       Our chief executive officer, general counsel, and secretary participate in the committee's meetings. However, the committee regularly meets in executive session without members of management present. The committee reviews its performance at the end of each non-telephonic meeting and reviews its charter each year.

Nomination Process for Election to the Board of Directors

       The Nominating and Governance Committee has responsibility for assessing the need for new Board members to address specific requirements or to fill a vacancy. The committee initiates a search for a new director by seeking input from the chief executive officer and other Board members. The committee may also retain a third party search firm to identify potential candidates. In evaluating candidates, the committee applies the criteria set forth in the Corporate Governance Guidelines and also described on page 12, "Items to be Voted On—Item 1—Election of Directors." Among the criteria considered by the committee in evaluating individual nominees is the ability of nominees to reflect a diversity of experience and viewpoints. All nominees recommended by the Board for election must comply with the applicable requirements of the corporation's bylaws, which are posted on allstate.com. The committee initiates contact with preferred candidates who meet the requirements and otherwise qualify for membership on the Board. The committee keeps the full Board apprised of the status of candidate evaluations. The committee approves final candidates who are then presented to the Board for endorsement and approval. The invitation to join the Board may be extended by the full Board, the committee chairperson, or the chairman of the Board. The Board is ultimately responsible for naming the nominees for election.

       In selecting candidates to recommend to the Board for election as directors, the Nominating and Governance Committee will consider any candidate recommended by a stockholder. A stockholder may recommend a candidate to the Nominating and Governance Committee for its consideration at any time of the year by writing to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite A3, Northbrook, Illinois 60062-6127. Any candidate recommended by a stockholder will be considered by the committee in the same manner as all other candidates.

       A stockholder may also directly nominate someone for election as a director at a stockholders meeting. In order to make a nomination, a stockholder must follow the procedures set forth in Allstate's bylaws. Under the bylaws, if a stockholder wishes to nominate a candidate at the 2011 annual meeting of stockholders, he or she must provide advance notice to Allstate that must be received between January 18, 2011, and February 17, 2011. The notice must be sent to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite A3, Northbrook, Illinois 60062-6127 and must meet the requirements set forth in the corporation's bylaws. A copy of the bylaws is available from the Office of the Secretary upon request or can be accessed on the Corporate Governance portion of allstate.com.

Communications with the Board

       The Board has established a process to facilitate communications by stockholders and other interested parties with directors as a group. Written communications may be sent by mail or by e-mail to the Board. Communications received will be processed under the direction of the general counsel. The general counsel reports regularly to the Nominating and Governance Committee on all correspondence received that, in her opinion, involves functions of the Board or its committees or that she otherwise determines merits its attention. The communication process is posted on the Corporate Governance portion of allstate.com.

Compensation Committee Interlocks and Insider Participation

       During 2009, the Compensation and Succession Committee consisted of Mr. Riley, Chairman, Mrs. Taylor and Messrs. Ackerman, Beyer, Farrell, Greenberg, and LeMay. None is a current or former officer or employee of Allstate or any of its subsidiaries. There were no committee interlocks with other companies in 2009 within the meaning of the Securities and Exchange Commission's proxy rules.

Director Compensation

       The following table summarizes the compensation of each of our non-employee directors during 2009 for his or her services as a member of the Board and its committees. Ms. Redmond is not included because she did not begin service as a director until January 1, 2010.

DIRECTOR COMPENSATION AT FISCAL YEAR-END 2009
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Mr. Ackerman	70,000		150,017	0	220,017
Mr. Beyer	70,000	(3)	150,017	0	220,017
Mr. Farrell(4)	85,000	(5)	150,017	0	235,017
Mr. Greenberg	70,000		150,017	0	220,017
Mr. LeMay	70,000		150,017	0	220,017
Mr. Riley, Jr.(6)	85,000		150,017	0	235,017
Mr. Smith	70,000		150,017	0	220,017
Ms. Sprieser(7)	100,000		150,017	0	250,017
Mrs. Taylor	70,000	(8)	150,017	0	220,017

(1)
The aggregate grant date fair value of the 2009 restricted stock unit awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, was $150,017 for each director. The aggregate grant date fair value of restricted stock units is based on the market value of Allstate stock as of the date of the grant. For annual restricted stock unit awards granted to each director on June 1, 2009, the market value of Allstate stock on the grant date was $26.14. The final closing price in part reflects the payment of future dividends expected. Each restricted stock unit entitles the director to receive one share of Allstate stock on the conversion date. The aggregate number of restricted stock units outstanding as of December 31, 2009, for each director is as follows: Mr. Ackerman—15,739, Mr. Beyer—11,739, Mr. Farrell—15,739, Mr. Greenberg—15,739, Mr. LeMay—15,739, Mr. Riley—15,739, Mr. Smith—15,739, Ms. Sprieser—15,739, and Mrs. Taylor—15,739. Restricted stock unit awards granted before September 15, 2008, convert into stock one year after termination of Board service, or upon death or disability if earlier. Restricted stock unit awards granted on or after September 15, 2008, convert into stock upon termination of Board service, or upon death or disability if earlier.

(2)
No option awards were granted in 2009. The aggregate number of options outstanding as of December 31, 2009, for each director is as follows: Mr. Ackerman—35,000, of which 31,000 were exercisable, Mr. Beyer—10,667, of which 6,667 were exercisable, Mr. Farrell—33,329, of which 29,329 were exercisable, Mr. Greenberg—29,000, of which 25,000 were exercisable, Mr. LeMay—35,000, of which 31,000 were exercisable, Mr. Riley—35,000, of which 31,000 were exercisable, Mr. Smith—27,999, of which 23,999 were exercisable, Ms. Sprieser—35,000, of which 31,000 were exercisable, and Mrs. Taylor—35,000, of which 31,000 were exercisable.

(3)
Mr. Beyer elected to receive 100% of his cash retainer in stock.

(4)
Chair of the Nominating and Governance Committee.

(5)
Mr. Farrell elected to receive 20% of his cash retainer in stock.

(6)
Chair of the Compensation and Succession Committee.

(7)
Chair of the Audit Committee and Chair of the Demand Review Committee.

(8)
Mrs. Taylor elected to receive 100% of her cash retainer in stock.

       Beginning June 1, 2009, our director compensation program changed. The changes were designed to streamline alignment with shareholder value, with equity comprising over two-thirds of total director compensation. On June 1, 2009, each non-employee director was entitled to a $70,000 annual cash retainer and each committee chair was entitled to an additional $15,000 annual cash retainer. Each non-employee director received an annual award of restricted stock units under the 2006 Equity Compensation Plan for Non-Employee Directors, as amended and restated. The number of restricted stock units granted were equal to $150,000 divided by the fair market value of a share of our stock on June 1, 2009. The annual award of an option to purchase 4,000 shares of Allstate common stock has been eliminated. No meeting fees or other professional fees are paid to the directors. In addition, under Allstate's Deferred Compensation Plan for Non-Employee Directors, directors may elect to defer their retainers to an account that generates earnings based on: (a) the market value of, and dividends paid on, Allstate common shares (common share units); (b) the average interest rate payable on 90-day dealer commercial paper; (c) Standard & Poor's 500 Composite Stock Price Index, with dividends reinvested; or (d) a money market fund. No director has voting or investment powers in common share units, which are payable solely in cash. Subject to certain restrictions, amounts deferred under the plan, together with earnings thereon, may be transferred between accounts and are distributed after the director leaves the Board in a lump sum or over a period not to exceed ten years.

       Restricted stock unit awards granted on or after September 15, 2008, provide for delivery of the underlying shares of Allstate common stock upon the earlier of (a) the date of the director's death or disability or (b) the date the director leaves the Board. Restricted stock unit awards granted before September 15, 2008, provide for delivery of the underlying shares of Allstate common stock upon the earlier of (a) the date of the director's death or disability or (b) one year after the date the director leaves the Board. Each restricted stock unit includes a dividend equivalent right that entitles the director to receive a payment equal to regular cash dividends paid on Allstate common stock. Under the terms of the restricted stock unit awards, directors have only the rights of general unsecured creditors of Allstate and no rights as stockholders until delivery of the underlying shares.

       In accordance with the terms of the 2006 Equity Compensation Plan for Non-Employee Directors, the exercise price of the stock option awards is equal to the fair market value of Allstate common stock on the date of grant. For options granted in 2007 and subsequent years, the fair market value is equal to the closing sale price on the date of the grant, and for options granted prior to 2007, fair market value is equal to the average of high and low sale prices on the date of grant, and, in each case, if there was no such sale on the date of grant, then on the last previous day on which there was a sale. The options become exercisable in three substantially equal annual installments and expire ten years after grant. The unvested portions of a director's outstanding options fully vest upon his or her mandatory retirement pursuant to Board policies. Stock option repricing is not permitted. An outstanding stock option will not be amended to reduce the option exercise price. However, the plan permits repricing in an event such as equity restructuring (such as a split) or a change in corporate capitalization (such as a merger).

Items to Be Voted On

Item 1
Election of Directors

______________________________________________

Qualifications for Board members

       The Board believes that directors should act on behalf of all stockholders and should not just represent the interests of particular constituents. The goal of the Board is to build a group comprised of individual directors who reflect a diversity of experience and viewpoints. To that end, in selecting nominees for election as directors, it is the policy of the Allstate Board to seek candidates who:

  •
  Demonstrate integrity and are willing and able to exercise independent judgment.

  •
  Have held positions of leadership.

  •
  Have business or professional skills and experience that will contribute to the effectiveness of the Board and its committees, taking into consideration the skills and experience of current directors.

  •
  Have an expressed interest in serving as a director in order to foster long-term value for the corporation's stockholders and who have the ability to understand, and exercise sound judgment on, issues related to the corporation's goals.

  •
  Understand the interests of the corporation's key stakeholders, including stockholders, customers, employees, and communities, and intend to act in the interest of all stockholders rather than any particular stockholder constituency.

  •
  In the light of their other commitments, including service on other public company boards, are willing and able to devote the time and effort necessary to serve as an effective director, including preparation for Board and committee meetings.

       Additionally, the Board expects each non-employee director to be free of interests or affiliations that could give rise to a biased approach to directorship responsibilities or a conflict of interest and free of any significant relationship with the corporation which would interfere with the director's exercise of independent judgment. Executive officers of the corporation may not serve on boards of other corporations whose executive officers serve on the Board of the corporation.

       The Nominating and Governance Committee applies these criteria in recommending nominees for election to the Board. Periodically, the Nominating and Governance Committee reviews these criteria to ensure that they appropriately reflect the issues that should be considered in evaluating director candidates.

       Each nominee for the Board, other than Ms. Redmond, was previously elected by the stockholders at Allstate's annual meeting of stockholders on May 19, 2009, and has served continuously since then. Ms. Redmond was elected by the Board and began her service on the Board effective January 1, 2010. The terms of all directors will expire at this annual meeting in May 2010. The Board expects all nominees named in this proxy statement to be available for election. If any nominee is not available, then the proxies may vote for a substitute.

       Information as to each nominee follows. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held.

F. Duane Ackerman (Age 67)
 Director since 1999

        Chairman Emeritus of BellSouth Corporation, a communication services company, from December 2006 until his retirement in April 2007. Mr. Ackerman served as Chairman and Chief Executive Officer of BellSouth from mid-2005 through 2006, when it was merged into AT&T. He previously served BellSouth as Chairman, President and CEO from 1998 through mid-2005 and as President and CEO from 1997 to 1998. Mr. Ackerman is also a director of The Home Depot, Inc. and United Parcel Service, Inc., and serves on the audit committee of Home Depot. Mr. Ackerman is a past chairman of the national Council on Competitiveness, as well as a past chair of the National Security Telecommunications Advisory Committee.

Having served as a CEO of a publicly traded company for nearly a decade, Mr. Ackerman brings extensive executive leadership and management experience to his role as a director. Moreover, his experience as CEO of a highly regulated company like BellSouth makes him well-suited to serve on the Allstate Board. He has an excellent understanding of how the regulatory environment impacts Allstate's strategy. His telecommunications background is useful in evaluating management's increasing use of technology to connect employees, independent agencies, and customers. In addition, his experience in risk management, evaluating financial statements and supervising the chief financial officer of BellSouth make him a valued member of both the Audit Committee and the Compensation and Succession Committee. His experience leading BellSouth, as well as his tenure as a director at both Home Depot and United Parcel Service, provide him with an understanding of corporate governance issues that qualify him for an appointment to the Nominating and Governance Committee.

Robert D. Beyer (Age 50)
 Director since 2006

        Chairman of Chaparal Investments LLC, a private investment firm and holding company which he founded in 2009. Chaparal manages a diverse portfolio of operating, financial, and real estate assets. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. Mr. Beyer previously served as President and Chief Investment Officer from 2000 until 2005 of Trust Company of the West, the principal operating subsidiary of TCW. Mr. Beyer is also a director of The Kroger Co., where he chairs the Financial Policy Committee and is a member of the Compensation Committee, and in the past five years, was a director of Société Générale Asset Management, S.A. and The TCW Group, Inc.

Mr. Beyer brings to Allstate his extensive executive leadership and management experience from serving TCW for nearly a decade as its CEO and as the leader of its principal operating subsidiary. That experience is particularly relevant to Allstate because TCW serves many of the largest institutional investors in the U.S. and manages an investment portfolio comparable in size to Allstate's. He has exceptional insight into Allstate's investment operations. While at TCW, he also conceived and developed the firm's risk management infrastructure, an experience which is useful to the Allstate Board in performing its risk management oversight functions. His experience as a CEO and as a member of the Kroger board with respect to overseeing compensation programs makes him a valued member of the Compensation and Succession Committee. Additionally, his experience in evaluating financial statements and supervising financial and accounting executives qualify him for an appointment to the Audit Committee. His abilities and service as a director were recognized by his peers, who selected Mr. Beyer as an Outstanding

W. James Farrell (Age 67)
 Director since 1999

        From May 1996 until his retirement in May 2006, Mr. Farrell served as Chairman of Illinois Tool Works Inc., a manufacturer of highly engineered fasteners, components, assemblies, and systems, with operations in 54 countries and over 65,000 employees. He served Illinois Tool Works as Chief Executive Officer from September 1995 until August of 2005. Previously, he served in many leadership positions at Illinois Tool Works, including a number of general manager and vice president positions. He is also a director of Abbott Laboratories, 3M Company, and UAL Corporation.

Mr. Farrell has considerable leadership and operational expertise from over ten years of experience as Chairman and CEO of Illinois Tool Works. That knowledge gives him keen insight in evaluating the strategies and operating plans of Allstate's business units. His experience leading a large, publicly traded company gives him an in-depth understanding of corporate governance issues, which is critical in his service as Chair of the Nominating and Governance Committee. His experience in managing compensation programs makes him a valued member of the Compensation and Succession Committee.

Jack M. Greenberg (Age 67)
 Director since 2002

        Chairman of The Western Union Company, a money transfer service firm, since September 2006. Chairman and Chief Executive Officer of McDonald's Corporation from May 1999 until his retirement in 2002. Mr. Greenberg is also currently a director of Hasbro, Inc., Innerworkings, Inc., and Manpower, Inc., as well as Western Union, and in the past five years served as a director of Abbott Laboratories and First Data Corporation. His civic involvement includes service on the boards of DePaul University, the Institute of International Education, The Field Museum, Chicago Metropolis 2020, and the Advisory Committee of the Partnership for New Communities.

Having served in leadership positions of two publicly traded companies, Mr. Greenberg brings extensive executive leadership and management experience to the Board. Mr. Greenberg's experience leading McDonald's Corporation, with its large franchise organization, and serving as Chairman and a board member of Western Union, with its worldwide independent network, provides valuable perspective in understanding Allstate, its independent agencies, as well as its operations across the U.S. and Canada. His experience in managing compensation programs makes him a valued member of the Compensation and Succession Committee. Additionally, his experience in evaluating financial statements and supervising financial and accounting executives as the Chief Financial Officer at McDonald's Corporation and his qualifications as an attorney, a certified public accountant, and member of the American Institute of Certified Public Accountants make him an effective member of the Audit Committee.

Ronald T. LeMay (Age 64)
 Director since 1999

        Chairman of Aircell Corporation since July 2006, Mr. LeMay also served as its Chief Executive Officer from July 2009 to February 2010. Mr. LeMay previously served as Industrial Partner of Ripplewood Holdings, LLC, a private equity fund, from October 2003 until February of 2009, and as Executive Chairman and Chief Executive Officer of Last Mile Connections, Inc. from September 2005 and October 2006, respectively, until August 2009. Mr. LeMay also has been Chairman of October Capital since February 2000, and Chairman of Razorback Capital since August 2006. Both companies are private investment companies. He serves in various board and executive capacities in the portfolio companies of October Capital and Razorback Capital. Mr. LeMay is also President and Managing Director of OpenAir Ventures, a venture capital firm he formed in September 2008 to make early stage investments in wireless communications companies. Previously, Mr. LeMay served as Representative Executive Officer of Japan Telecom from November 2003 until the sale of the company in July 2004 and as President and Chief Operating Officer of Sprint Corporation from October 1997 until April 2003. He is also a director of Imation Corporation.

Mr. LeMay has broad operational and leadership experience from serving as the chief operating officer of Sprint for over five years and as Chairman of October Capital for over ten years. His counsel is helpful in developing operational plans and related change management initiatives. His financial oversight experience and his experience with compensation issues make him an effective member of both the Audit Committee and the Compensation and Succession Committee.

Andrea Redmond (Age 53)
 Director since 2010

        Independent consultant with over twenty years of experience providing executive recruiting, succession planning, and talent management services. Previously, Ms. Redmond was Managing Director and Co-Head of the CEO/Board Services Practice at Russell Reynolds Associates Inc., a global executive search firm, and led the firm's insurance practice for more than ten years. Ms. Redmond's civic involvement includes service as a director of Children's Memorial Hospital, Northwestern Memorial Hospital, and LivingWell Cancer Resource Center.

Ms. Redmond's extensive experience with succession planning and talent management results from conducting numerous assignments to recruit and place chief executive officers in a number of high profile companies across industries including financial services, technology, transportation, consumer products, and health care. She has also served clients in the recruitment of directors for corporate boards, including those of a number of publicly traded companies. Ms. Redmond's exposure to business issues across a wide range of industries provides a broad perspective on strategic and operational priorities. Her experience helping companies identify and recruit leaders capable of building high performance organizations is also useful to the Board in evaluating Allstate's current leadership as well as recruiting new executives and directors, and has been beneficial since her appointment to both the Compensation and Succession Committee and Nominating and Governance Committee in February of 2010.

H. John Riley, Jr. (Age 69)
 Director since 1998

        Chairman of Cooper Industries, Ltd., a diversified manufacturer of electrical products, tools, and hardware, from April 1996 until his retirement in February 2006. Mr. Riley previously served Cooper Industries as Chairman and Chief Executive Officer from April 1996 until May 2005 and as Chairman, President and CEO from April 1996 until August 2004. He is also a director of Baker Hughes Incorporated and Westlake Chemical Corporation. He serves on the audit committee of Westlake Chemical Corporation.

Mr. Riley has extensive executive leadership and management experience from nearly a decade of leading Cooper Industries, Ltd., a large publicly traded company. This experience, which is enhanced by his service on the board of Baker Hughes Incorporated as its lead director and as chair of its compensation committee, serves him well as Chair of the Compensation and Succession Committee and as a member of the Nominating and Governance Committee. Mr. Riley's background as former head of a worldwide manufacturer of electrical products, tools, and hardware is useful in evaluating how Allstate's operations and technology connect employees, independent agencies, and customers.

Joshua I. Smith (Age 69)
 Director since 1997

    Chairman and Managing Partner since 1999 of The Coaching Group, a management consulting firm. Previously, he was founder, Chairman and Chief Executive Officer of The MAXIMA Corporation, a 20-year old consultancy that achieved a national reputation as one of the top African-American owned and fastest-growing firms in the United States. President George H.W. Bush appointed him as Chairman of the U.S. Commission on Minority Business Development from 1989 to 1992, as a member of the Executive Committee of the 1990 Economic Summit of Industrialized Nations, and as a director of the John F. Kennedy Center for the Performing Arts from 1992 to 2002. He served as a Member of the Board of the Maryland Small Business Development Finance Authority and was Chairman of a special Task Force on Minority Business Reform for the Governor of the State of Maryland. He has served on the National Fund Raising Campaign Committee of the NAACP and was Chairman of the National Urban Coalition. He is also a director of Caterpillar Inc., Comprehensive Care Corporation, and FedEx Corporation.

With over a decade of experience leading The Coaching Group, Mr. Smith has extensive executive leadership and management experience. In addition, he has considerable expertise with entrepreneurial enterprises, specifically with small, minority and women owned businesses, an important asset in considering Allstate's relationships with its independent agencies in pursuit of Allstate's goals. Additionally, Mr. Smith is well versed on corporate governance issues as a result of his service as a director of three large publicly traded companies. He brings these skills to the Allstate Board as a member of the Nominating and Governance Committee. His experience in evaluating financial statements and supervising financial and accounting executives have made him a valued member of the Audit Committee. His experience as a coach, advisor, and consultant to chief executive officers as Chairman and Managing Partner of The Coaching Group give him insights into the requirements for effective executive leadership that qualify him for an appointment to the Compensation and Succession Committee.

Judith A. Sprieser (Age 56)
 Director since 1999

        Chief Executive Officer of Transora, Inc., a technology software and services company from September 2000 until March 2005. Previously, Ms. Sprieser served as an Executive Vice President of the Sara Lee Corporation from 1987 until 2000, and held a number of roles, including Chief Executive Officer of Sara Lee's Food Group and Chief Financial Officer for the Sara Lee Corporation. Ms. Sprieser is a member of the American Institute of Certified Public Accountants. She is also a director of Adecco SA, IntercontinentalExchange, Inc., Royal Ahold NV, and USG Corporation. In the past five years Ms. Sprieser served as a director of Reckitt Benckiser plc and remains a director of its successor company, Reckitt Benckiser Group plc.

Ms. Sprieser's leadership of Transora, Inc., a start-up technology software development and services company, provides her with important insights in evaluating Allstate's business operations and initiatives to drive change in markets in which it competes. Her considerable experience in evaluating financial statements and supervising financial and accounting executives, which includes several years of service as Chief Financial Officer of the Sara Lee Corporation, makes her particularly well-suited to serve as Chair of the Audit Committee. As a valued member of the Nominating and Governance Committee she applies the fluency with corporate governance issues that she acquired in her career as an executive, as well as her experience on the boards of other publicly traded companies.

Mary Alice Taylor (Age 60)
 Director since 2000

        Mrs. Taylor is an active independent business executive. During her career she served in senior executive positions with Fortune 100 companies until her retirement in 2000. She has served as Chairman and Chief Executive Officer of Webvan Group, Inc. and as Chairman and Chief Executive Officer of HomeGrocer.com. Prior to that, she served as Corporate Executive Vice President of Citicorp and Senior Vice President at FedEx Corporation. Mrs. Taylor has served on several major public company boards. Currently, she sits on the board of Blue Nile, Inc., where she has been lead independent director since 2004, is the Chairperson of the Nominating and Governance Committee, and is a member of the Audit Committee.

Allstate benefits from Mrs. Taylor's experience in top level executive positions, including roles in technology, finance, operations, and distribution logistics at large publicly traded companies such as Citigroup and FedEx Corporation. Furthermore, Mrs. Taylor's supervisory experience in financial management roles makes her an effective member of the Audit Committee. Her experience with compensation issues has made her a valued member of the Compensation and Succession Committee. Her executive experience and director service at large publicly traded companies provide her with an understanding of corporate governance issues that qualify her for an appointment to the Nominating and Governance Committee.

Thomas J. Wilson (Age 52)
 Director since 2006

        Chairman since May 2008 and President and Chief Executive Officer of Allstate since January 2007. Mr. Wilson previously served as President and Chief Operating Officer from June 2005 until January 2007. Mr. Wilson also served as President of Allstate Protection from 2002 to 2006, and as Chairman and President of Allstate Financial from 1999 to 2002. He joined Allstate in 1995 from Sears, Roebuck and Co., where he was vice president of strategy and analysis. Mr. Wilson is a director of the Federal Reserve Bank of Chicago. His civic involvement includes service as a board member of Rush University Medical Center, the Museum of Science and Industry, and Catalyst, a non-profit organization working to advance women in business.

Mr. Wilson's fifteen year career with Allstate that culminated in his appointment as Chairman, President and Chief Executive Officer, is one in which he has been entrusted with a number of key leadership roles throughout the enterprise. His performance within these roles, including service as Chief Operating Officer of Allstate, President of Allstate Protection, Chairman and President of Allstate Financial, and Chief Financial Officer of Allstate, give him a uniquely in-depth understanding of Allstate's business, including its employees, its agencies, its products, its customers, and its investors.

Item 2
Ratification of Appointment of
Independent Registered Public Accountant

______________________________________________

        The Audit Committee of the Board of Directors has recommended the selection and appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2010. The Board has approved the committee's recommendation. While not required, the Board is submitting the selection of Deloitte & Touche LLP, upon the committee's recommendation, to the stockholders for ratification consistent with its long-standing prior practice. If the selection is not ratified by the stockholders, the committee may reconsider its selection. Even if the selection is ratified, the committee may, in its discretion, appoint a different independent registered public accountant at any time during the year if the committee determines a change would be in the best interests of Allstate and the stockholders.

       The Audit Committee has adopted a Policy Regarding Pre-Approval of Independent Registered Public Accountant's Services. The Policy is attached as Appendix A to this Notice of Annual Meeting and Proxy Statement. All of the services provided by Deloitte & Touche LLP in 2009 and 2008 were approved by the committee.

       The following fees have been, or are anticipated to be, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for professional services rendered to Allstate for the fiscal years ending December 31, 2009, and December 31, 2008.

	2009	2008(5)
Audit Fees(1)	$8,372,515	$10,121,820
Audit Related Fees(2)	$915,145	$1,652,289
Tax Fees(3)	$48,200	$61,200
All Other Fees(4)	$27,345	$101,968

Total Fees	$9,363,205	$11,937,277

(1)
Fees for audits of annual financial statements, reviews of quarterly financial statements, statutory audits, attest services, comfort letters, consents, and review of documents filed with the Securities and Exchange Commission. Audit Fees for 2009 reflect a credit for a fee reduction of $310,735, an amount equal to the expenses incurred by the corporation in 2008 in connection with the Audit Committee's review of Deloitte's independence, which, as reported in Allstate's quarterly report on Form 10-Q as filed with the Securities and Exchange Commission on November 6, 2008, culminated with the committee's concurrence with Deloitte's conclusion that Deloitte's independence had not been impaired by a former advisory partner's trades in Allstate securities on two occasions in 2006.

(2)
Audit Related Fees relate to professional services such as accounting consultations relating to new accounting standards, and audits and other attest services for non-consolidated entities (i.e. employee benefit plans, various trusts, The Allstate Foundation, etc.) and are set forth below.

	2009	2008
Audits and other Attest Services for Non-consolidated Entities	$455,430	$449,927
Due Diligence	$0	$699,719
Adoption of new accounting standards	$181,995	$231,550
Investment Related Research	$57,090	$106,995
Other	$220,630	$164,098

Audit Related Fees	$915,145	$1,652,289
(3)
Tax Fees include income tax return preparation and compliance assistance.

(4)
All Other Fees relate to benchmarking studies, agreed upon procedures, and coordination of work for departments of insurance exams.

(5)
Total Fees for 2008 have been adjusted to reflect $419,270 not included in the prior year's proxy statement. Adjusted amount reflects $460,270 not charged until 2009, partially offset by reimbursement of fees totaling $30,000 and credits received totaling $11,000.

       Representatives of Deloitte & Touche LLP will be present at the meeting, will be available to respond to questions, and may make a statement if they so desire.

       The Audit Committee and the Board of Directors unanimously recommend that stockholders vote for the ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2010 as proposed.

Item 3
Stockholder Proposal on
Special Shareowner Meetings

______________________________________________

        Mr. Emil Rossi, P.O. Box 249, Boonville, California, 95415, registered owner of 6,094 shares of Allstate common stock as of March 1, 2010, intends to propose the following resolution at the Annual Meeting.

       The Board of Directors does not support the adoption of this proposal and asks stockholders to consider management's response following the proponent's statement. The Board recommends that stockholders vote against this proposal.

 3—Special Shareowner Meetings

       RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each applicable governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareowner meeting. This includes multiple shareowners combining their holdings to equal the 10%-of-outstanding-common threshold. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

       A special meeting allows shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call a special meeting investor returns may suffer. It is not anticipated that adopting this proposal will result in a special meeting. However the very possibility that shareholder can call a special meeting presents a powerful incentive for improved management of our company. This proposal does not impact our board's current power to call a special meeting.

       This proposal topic won more than 58% support at our 2009 annual meeting and proposals often win higher votes on subsequent submissions. The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals upon receiving their first majority vote.

       This proposal topic also won more than 60% support the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD). William Steiner and Nick Rossi sponsored these proposals.

       The merit of this Special Shareowner Meetings proposal should also be considered in the context of the need for improvement in our company's 2009 reported corporate governance status:

       Our long-term incentive plan measured performance over three years, which was too short a period to adequately measure long-term performance according to The Corporate Library www.thecorporatelibrary.com, an independent investment research firm. Our CEO, Thomas Wilson, received $730,000 in non-equity incentive pay despite our company meeting only three of its 21 targets. Only 47% of CEO pay was incentive based.

       Three of our directors were designated as "Flagged (Problem) Directors" by The Corporate Library and furthermore these three directors held six seats on our most important board committees: Judith Sprieser due to her involvement the USG Corp. bankruptcy, James Farrell due to his involvement with the UAL Corp. bankruptcy and Ronald LeMay due to his involvement with the proposed Sprint merger with WorldCom that led to accelerating of $1.7 billion in stock options even though the merger ultimately failed. Judith Sprieser also served on a total of five boards (over-extension concern) and received our highest against-votes.

       Jack Greenberg received our second highest against-votes, served on a total of five boards (over-extension concern), held seats on two of our most important board committees and was a "repeat offender" in owning zero-stock.

       The above concerns show need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings—Yes on 3.

       The Board recommends that stockholders vote against this proposal for the following reasons:

•
This proposal would harm Allstate by giving unchecked power to small groups of aggressive, self interested stockholders who could undermine the competitive strength of the corporation with frequent, special-interest demands, wasting money and other valuable resources, distracting executives from focusing on the business, and creating a heavy administrative burden.

  •
  Hedge funds and other aggressive market participants can "borrow" shares from other stockholders for the sole purpose of voting on a particular issue to the detriment of long-term stockholder and corporate interests. Corporate advisors, including investment banks, law firms, and proxy solicitation firms, have all noted a shift in the strategies employed by aggressive market participants, ranging from attempts to financially re-engineer corporations to activism that targets corporate operational issues. Allowing such parties to accumulate 10% of the outstanding stock to call special stockholder meetings would open the door to aggressive market participants who will only pursue their own short-term interests at the expense of long-term stockholder and corporate goals.

  •
  Special stockholder meetings are expensive. Allowing stockholders with any level of ownership in Allstate stock to aggregate their holdings to meet the low threshold presented in this proposal in order to call special meetings for any purpose, at any time, and as often as they may wish, would squander corporate resources.

  •
  Through our investor relations activities, management already participates in over a hundred meetings with various stockholders throughout the year. These face to face meetings are one of the ways in which management keeps in touch with stockholder concerns.

•
The annual stockholders' meeting is the best setting for considering important issues facing Allstate, not a special meeting of stockholders.

  •
  Allstate holds an annual meeting of stockholders every year following the publication and distribution of prior year audited financial statements to stockholders. Issues that are important to stockholders should be considered in light of Allstate's performance as reflected in the financial statements. While it is possible that an important issue could arise in the 12 months between meetings, the analysis and evaluation of any such issue should be done deliberately and thoughtfully and should be subject to a thorough review by the Board. After the Board has carefully considered the issue and determined a recommended course of action for stockholder consideration, it may be appropriate to hold an interim stockholder meeting, but that is best determined by the Chairman.

  •
  Stockholders elect directors to oversee management. In order to serve the stockholders who have elected them, directors must have the opportunity to study issues and evaluate alternatives and potential solutions. Time is required to adequately determine the best course of action, especially considering the size, nature, and complexity of Allstate's business.

  •
  Stockholders, even those with relatively small holdings of Allstate stock, already have the opportunity to submit proposals, which, if appropriate under the Securities and Exchange Commission's rules, may be included in our annual proxy statement and voted on at our annual stockholders meeting. This existing mechanism is a sufficient, balanced, and powerful form of influence that stockholders can exercise without the need for granting the additional powers called for in this proposal.

•
Allstate's corporate governance should be tailored for Allstate. We reject a "one size fits all" approach. Every year, Mr. Rossi submits "form" corporate governance reform proposals to various corporations with little regard for whether the particular reform would be beneficial for any particular corporation.

  •
  Emil Rossi and his family submitted at least 26 proposals to various corporations in 2009 and at least 24 proposals in 2008.

  •
  These proposals disregard the fact that Allstate has a history of strong governance practices that have been recognized by prominent and respected governance rating organizations.

Item 4
Stockholder Proposal on
Stockholder Action by Written Consent

______________________________________________

        Mr. Chris Rossi, P.O. Box 249, Boonville, California, 95415, registered owner of 2,699 shares of Allstate common stock as of November 29, 2009, intends to propose the following resolution at the Annual Meeting.

       The Board of Directors does not support the adoption of this proposal and asks stockholders to consider management's response following the proponent's statement. The Board recommends that stockholders vote against this proposal.

 4—Shareholder Action by Written Consent

       RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit shareholders to act by the written consent of a majority of our shares outstanding to the extent permitted by law.

       Taking action by written consent in lieu of a meeting is a mechanism shareholders can use to raise important matters outside the normal annual meeting cycle.

       Limitations on shareholders' rights to act by written consent are considered takeover defenses because they may impede the a bidder in completing a profitable transaction for us or in obtaining control of the board that could result in a higher price for our stock. Although it is not necessarily anticipated that a bidder will materialize, that very possibility presents a powerful incentive for improved management of our company.

       A study by Harvard professor Paul Gompers supports the concept that shareholder disempowering governance features, including restrictions on shareholder ability to act by written consent, are significantly correlated to a reduction in shareholder value.

       The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company's 2009 reported corporate governance status:

       We had no shareholder right to cumulative voting, a lead director or an independent board chairman. Shareholder proposals to address these topics have received significant votes at other companies and would be excellent topics for our next annual meeting.

       The above concerns show need for improvement. Please encourage our board to respond positively to this proposal to enable shareholder action by written consent—Yes on 4.

The Board recommends that stockholders vote against this proposal for the following reasons:

•
This proposal would harm Allstate by giving a powerful weapon to small groups of aggressive, self-interested stockholders who could undermine the competitive strength of the corporation with frequent, special-interest demands, wasting money and other valuable resources, distracting executives from focusing on the business, and creating a heavy administrative burden.

•
Hedge funds and other aggressive market participants can "borrow" shares from other stockholders for the sole purpose of voting on a particular issue to the detriment of long-term stockholder and corporate interests. Corporate advisors, including investment banks, law firms, and proxy solicitation firms, have all noted a shift in the strategies employed by aggressive market participants, ranging from attempts to financially re-engineer corporations to activism that targets corporate operational issues. These efforts are designed to drive short-term increases in stock prices thereby providing an opportunity to "cash out" at the expense of long-term stockholder and corporate interests.

•
Allowing for stockholder action by written consent would drive up corporate expenses by causing the corporation to defend against spurious and potentially harmful actions brought by self interested groups. Allowing stockholders to act by written consent for any purpose, at any time, and as often as they may wish, would squander corporate resources.

•
The annual meeting of stockholders provides the best mechanism for vetting important issues. Matters that are sufficiently important to be subject to a stockholder vote should be considered at a meeting of stockholders where the process allows for a thorough presentation of the issues involved. Allowing stockholder action by written consent does not provide an opportunity for those with different points of view on an issue to come together and debate the merits of a proposal.

  •
  At an annual meeting of stockholders, stockholders with varying perspectives on Allstate and the insurance and financial services industries can present their arguments on an issue and react in real time to arguments presented by those with other views—including the views of management.

  •
  While it is possible that an important issue could arise in the 12 months between annual meetings of stockholders, the analysis and evaluation of any such issue should be done deliberately and thoughtfully and should be subject to a thorough review by the Board. After the Board has carefully considered an issue and determined a recommended course of action, it may decide that the issue should be considered by stockholders. If the matter is urgent, the Board may decide to call a special stockholders meeting. Otherwise, the matter can be addressed at the next annual stockholders meeting.

  •
  Stockholders elect directors to oversee management. In order to serve the stockholders who have elected them, directors must have the opportunity to evaluate issues and potential solutions.

•
We believe this proposal, if implemented, would create stockholder confusion. Different stockholders could act on different matters by written consent for any purpose, at any time, and as often as they wish. This could lead to significant confusion as stockholders would possibly receive materials at various points throughout the year requesting action by written consent on a range of issues, rather than through the orderly annual meeting process currently in place.

•
Allstate's corporate governance should be tailored for Allstate. We reject a "one size fits all" approach. Every year, Mr. Rossi submits "form" corporate governance reform proposals to various corporations with little regard for whether the particular reform would be beneficial for any particular corporation.

•
Chris Rossi and his family submitted at least 26 proposals to various corporations in 2009 and at least 24 proposals in 2008.

•
The proponent states that cumulative voting would be an excellent topic for Allstate's next annual meeting. In fact, cumulative voting proposals have been presented to Allstate stockholders at nine previous annual meetings. Our stockholders have decisively rejected the proposal each of the nine times.

•
Allstate has limited takeover defenses. Allstate elects each of its directors annually by a majority vote standard. Allstate does not have a Stockholder Rights Plan or "poison pill" in place.

Item 5
Stockholder Proposal on an
Advisory Resolution to Ratify the Compensation of the
Named Executive Officers

______________________________________________

        AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, the beneficial owner of 30,663 shares of Allstate common stock as of November 24, 2009, the Summit S&P 500 Index Portfolio, 4550 Montgomery Avenue, Bethesda, Maryland, 20814, the beneficial owner of 12,977 shares of Allstate common stock as of December 2, 2009, and the Calvert Large Cap Value Fund, 4550 Montgomery Avenue, Bethesda, Maryland, 20814, the beneficial owner of 37,200 shares of Allstate common stock as of December 2, 2009, intend to propose the following resolution at the Annual Meeting.

       The Board of Directors does not support the adoption of this proposal and asks stockholders to consider management's response following the proponent's statement. The Board recommends that stockholders vote against this proposal.

Advisory Resolution to Ratify the Compensation of the Named Executive Officers

       RESOLVED, that stockholders of The Allstate Corporation ("Allstate") request the board of directors to adopt a policy that provides stockholders the opportunity at each annual stockholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers ("NEOs") set forth in the proxy statement's Summary Compensation Table (the "SCT") and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to stockholders should make clear that the vote is nonbinding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

       In our view, senior executive compensation at Allstate has not always been structured in ways that best serve stockholders' interests. For example, in 2008, while stockholders were experiencing negative total shareholder return, Chairman and CEO Thomas Wilson received over $700,000 in incentive awards despite meeting only three of 18 established performance targets.

       We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide stockholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow stockholders to cast an advisory vote on the "directors' remuneration report," which discloses executive compensation. Such a vote isn't binding, but gives stockholders a clear voice that could help shape senior executive compensation. A recent study of executive compensation in the U.K. before and after the adoption of the stockholder advisory vote there found that CEO cash and total compensation became more sensitive to negative operating performance after the vote's adoption. (Sudhakar Balachandran et al., "Solving the Executive Compensation Problem through Shareholder Votes? Evidence from the U.K." (Oct 2007).)

       Currently U.S. stock exchange listing standards require stockholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Stockholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

       Similarly, performance criteria submitted for stockholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

       Accordingly, we urge Allstate's board to allow stockholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide Allstate with useful information about stockholders' views on the company's senior executive compensation, as reported each year, and would facilitate constructive dialogue between stockholders and the board.

We urge stockholders to vote for this proposal.

The Board recommends that our stockholders vote against this proposal for the following reasons:

•
The Board welcomes and values the input of its stockholders, but the proposed advisory vote would have no clear meaning.

•
For example, a negative voting result would not indicate whether stockholders are concerned about the compensation of one named executive in particular or of all them; or whether stockholders want changes in certain aspects of the compensation program or are looking for an entirely new compensation approach, and if so, what that approach should be.

•
An advisory vote is not necessary.

•
We believe that engaging in constructive dialogue with our investors is a much more instructive process. The Corporate Governance section of allstate.com describes how investors can contact us to express their input and relay any concerns they may have with respect to our executive compensation practices. Details regarding our executive compensation program can be found in this proxy statement under the Executive Compensation caption.

•
Through our investor relations activities, management already participates in over a hundred meetings with various stockholders throughout the year. These face to face meetings are one of the ways in which management keeps in touch with stockholder concerns.

•
An advisory vote would ask stockholders to endorse or reject compensation decisions without the benefit of due deliberation of detailed strategic and business information available to the Board of Directors and the Compensation and Succession Committee, or the benefit of their expertise and that of their consultants.

•
The committee is composed exclusively of independent directors, all of whom have extensive experience as executives, directors, or both of other large corporations. Through the collective experience of its members, the Committee has an in-depth understanding of executive compensation and its impact on business performance.

•
The committee employs an independent executive compensation consultant each year to assess Allstate's executive pay levels, practices, overall program design, and financial performance as compared to its peer insurance companies.

•
Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic business goals, changing economic and industry conditions, accounting requirements and tax laws, evolving governance trends, and the compensation practices of our peers against whom we compete for talent. Accordingly, it is important that the Compensation and Succession Committee retain the flexibility to select appropriate incentives for our executive compensation program so that Allstate can continue to attract and retain highly talented executives and motivate them to achieve superior performance. Our stockholders have recognized this by rejecting this proposal each of the last two times it has been presented.

•
The proponents state that Thomas Wilson, our CEO, received more than $700,000 in incentive compensation in 2008, despite meeting only three of 18 established performance targets. Over 75% of this incentive compensation was an award under the three year 2006-2008 long-term cash incentive cycle and was not for just 2008's results. To further align Mr. Wilson's interests with long-term stockholder returns, the corporation requires him to own an amount of Allstate common stock worth seven times his salary. Accordingly, along with many Allstate stockholders, Mr. Wilson's common stock holdings suffered a loss in value due to the severe economic conditions.

Item 6
Stockholder Proposal on a
Review and Report on Executive Compensation

______________________________________________

        The Franciscan Sisters of Perpetual Adoration, 912 Market Street, LaCrosse, Wisconsin, 54601, the beneficial owner of 48,000 shares of Allstate common stock as of November 3, 2009, intend to propose the following resolution at the Annual Meeting.

       The Board of Directors does not support the adoption of this proposal and asks stockholders to consider management's response following the proponent's statement. The Board recommends that stockholders vote against this proposal.

 Pay Disparity

       WHEREAS shareholders, the government, citizens and investors are increasingly concerned about seemingly out of control growth in compensation packages for top executives at certain U.S. corporations. Oftentimes these packages reveal a greatly increased pay gap between highest and lowest paid employees.

       However "extravagant executive pay" may be, Business Week (09.01.08) indicates that it seems to be the norm. It stated: "Chief executive officers at companies in the Standard & Poor's 500-stock index earned more than $4,000 an hour each last year." It noted that the approximate time that an S&P 500 CEO worked 3 hours in 2007 "to earn what a minimum-wage worker earned for a full year."

       Compounding this disparity, many employers have shifted a greater share of the overall health costs onto employees and their families. This makes lower-wage employees bear the burden of increased premiums, higher deductibles and out-of-pocket expenses. A McKinsey Global Institute study (April, 2009) showed that increased health benefit costs have negatively impacted lower wage employees more than higher income employees.

       As shareholders concerned about all our employees, we note that executive severance packages, including continuing health care benefits, are benefits usually not available to other laid off employees.

       As part of its overall compensation package, companies like Kraft have asked executives with the highest salaries to pay health care premiums up to four times that of the lowest paid workers for the same insurance.

       Recently, in light of concerns about possible excessive profiteering in their industry, various health care companies have been asked to produce compensation information by House Energy and Commerce Chair Henry Waxman.

       Consequently, as shareowners, we seek the following information to better understand our company's total compensation benefits (including health benefits), for executives and average employees:

       RESOLVED: shareholders request the Board's Compensation Committee initiate a review of our company's executive compensation policies and make available, upon request, a report of that review by October 1, 2010 (omitting confidential information and processed at a reasonable cost). We request that the Committee consider including in the report:

  1.
  A comparison of the total compensation package of our company's top executives and our lowest paid employees (including health care benefits and costs), in the United States in July 2000, July 2004 and July 2009.

  2.
  An analysis of any changes in the relative size of the gap between the two groups and an analysis and rationale justifying any such trend.

  3.
  An evaluation of whether our top executive compensation packages (including, options, benefits, perks, loans, health care, and retirement agreements) would be considered "excessive" and should be modified to be kept within reasonable boundaries.

  4.
  An explanation of whether any such comparison of compensation packages (including health care benefits) of our highest and lowest paid workers, invites changes in executive compensation, including health care benefits for departing executives, to more reasonable and justifiable levels, and whether the Board should monitor the results of this comparison in the future-with greater equity as the goal.

The Board recommends that stockholders vote against this proposal for the following reasons:

•
The work requested in the proposal has been substantially done. The "Compensation Discussion and Analysis" section of this proxy statement already provides a detailed discussion of Allstate's executive compensation program. Producing a report as called for under this proposal in addition to the disclosure included in the proxy statement would be a waste of time, money, and resources for Allstate, particularly at a time when we need to find ways to minimize expenses, just like many other businesses and families, stockholders, and customers.

•
Comparing executive compensation with non-executive compensation does not provide any useful insight into a compensation program. The goal of Allstate's overall compensation program is to compensate each individual, executive or non-executive, at a level that recognizes the individual's experience, performance, and level of responsibility, and motivates each individual to stay and achieve superior performance. That calls for evaluating individuals in jobs that are comparable in terms of skills, experience, and responsibility required, not just comparing a corporation's highest paid and lowest paid employees to see what the differences are, as called for in the proposal. Allstate strives to offer compensation packages for employees that are competitive with those for comparable positions at other companies with which Allstate competes for employee talent. Assessing a compensation program on the basis of a goal of achieving greater equity may not necessarily be in the overall best interests of Allstate employees, customers, or stockholders if it provides fewer incentives or fewer rewards for superior performance.

•
The Compensation and Succession Committee has implemented a highly effective executive compensation program. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic business goals, changing economic and industry conditions, accounting requirements and tax laws, evolving governance trends, and the compensation practices of companies with which we compete for talent. Accordingly, it is important that the Compensation and Succession Committee retain the flexibility to select appropriate incentives for our executive compensation program to continue to attract and retain highly talented executives and motivate them to achieve superior performance. As currently constituted, the Compensation and Succession Committee can achieve this goal because it:

•
Uses an independent executive compensation consultant each year to assess Allstate's executive pay levels, practices, overall program design, and financial performance as compared to peer group companies.

•
Is composed exclusively of independent directors, all of whom have extensive experience as executives, directors, or both of other large companies. Through the collective experience of its members, the committee has an in-depth understanding of executive compensation and its impact on business performance.

•
Applies its expertise and employs the independent consultant's assessment to carefully design and implement an executive compensation program to attract, motivate, and retain highly talented executives who drive the corporation's success.

Item 7
Stockholder Proposal on Political Contributions and Payments to
Trade Associations and Other Tax Exempt Organizations

______________________________________________

        The Firefighters' Pension System of the City of Kansas City, Missouri, Trust, 414 East 12th Street, Kansas City, Missouri 64106, beneficial owner of 100 shares of Allstate common stock as of November 23, 2009, intends to propose the following resolution at the Annual Meeting.

       The Board of Directors does not support the adoption of this proposal and asks stockholders to consider management's response following the proponent's statement. The Board recommends that stockholders vote against this proposal.

 Political Contributions and Payments to Trade Associations and Other Tax Exempt Organizations

       Resolved, that the shareholders of Allstate ("Company") hereby request that the Company provide a report, updated semi-annually, disclosing the Company's:

  1.
  Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

  2.
  Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

  a.
  An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company's funds that are used for political contributions or expenditures as described above;

  b.
  Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

       The report shall be presented to the board of directors' audit committee or other relevant oversight committee and posted on the company's website to reduce costs to shareholders.

Stockholder Supporting Statement

       As long-term shareholders of Allstate, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

       Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

       Allstate contributed at least $5.2 million in corporate funds since the 2002 election cycle. (CQ's PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/Index.phtml.)

       However, relying on publicly available data does not provide a complete picture of the Company's political expenditures. For example, the Company's payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company's money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

       The Company's Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

The Board recommends that stockholders vote against this proposal for the following reasons:

•
Allstate demonstrates its support for transparency in the political contribution process by complying with all disclosure requirements pertaining to political contributions under federal, state, and local laws. The proposal would subject Allstate to additional requirements and unnecessary expenses that do nothing to advance stockholder interests. We are in a challenging economic environment, and Allstate, like many other prudent businesses and individuals, considers expense control to be vitally important at all times, but especially now.

•
Adoption of this proposal would result in additional administrative burdens and cause us to expend resources unnecessarily by requiring the creation of a semi-annual report disclosing political contributions and expenditures, most of which are already publicly available, often via the Internet.

•
We believe that any requirements that go beyond those imposed by law should be applicable to all participants in the political process and not just to Allstate. Adoption of this proposal would put Allstate at a competitive disadvantage relative to its competitors that do not face the additional time, resource, and money drains from the new reporting burdens called for in this proposal.

•
Political contributions, where permitted, are an important part of the legislative process. As stockholders, you have an ownership stake in a corporation that is subject to legislation that significantly impacts its operations, including its profitability. Allstate is therefore committed to participating in the political process in a responsible way that serves the best interests of the corporation, its stockholders, and its customers.

•
Publicly available disclosures already provide ample information about Allstate's contributions, as so clearly demonstrated by the proponent's reference to figures on contributions previously made by Allstate.

•
Allstate believes it is in the best interest of stockholders to support the legislative process by making corporate political contributions prudently to political organizations when such contributions are consistent with business objectives and are permitted by federal, state, and local laws.

•
Allstate supports certain trade associations to further its interests on general business, industry, and technical issues. Allstate does not necessarily agree with all positions taken by any particular trade organization, and trade associations do not develop positions with only Allstate's concerns in mind.

•
In addition, political contributions are reported regularly to, and overseen by, senior management and reviewed on an annual basis by the Board.

•
Our policy on political contributions is part of our Corporate Governance Guidelines.

Executive Compensation

______________________________________________

Compensation Committee Report

       The Compensation and Succession Committee ("the Committee") has reviewed and discussed the Compensation Discussion and Analysis, contained on pages 30 through 42 of this proxy statement, with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND SUCCESSION COMMITTEE

H. John Riley, Jr. (Chairman)
F. Duane Ackerman Robert D. Beyer W. James Farrell	Jack M. Greenberg Ronald T. LeMay Andrea Redmond Mary Alice Taylor

Compensation Discussion and Analysis ("CD&A")

2009 Corporate Summary

       In 2009, we successfully executed our first priority of keeping Allstate financially strong by achieving excellent underwriting margins and improving our capital position. Our business results improved and as a result, incentive compensation levels for the named executive officers reflect an increase over 2008.

  •
  For the named executives, the average annual cash incentive award, as a percentage of target, was 73%. The overall payout for the 2007-2009 long-term cash incentive awards was 50% of target, which reflects strong performance in 2007 and 2009.

  •
  Management recognized value from the 2009 awards of stock options and restricted stock units, however, the value of all prior awards continues to be impacted by the decline in our common stock price since the time of grant.

  •
  Our focus on the customer resulted in improvements in customer loyalty and enabled us to share that success with all eligible employees through a maximum contribution to the Allstate 401(k) Savings Plan.

Overview

  •
  In recommending executive base salary levels, the Committee uses the 50th percentile of our peer insurance companies as a guideline to align Allstate's pay philosophy for competitive positioning in the market for executive talent. We use the 65th percentile of our peer insurance companies as a guideline in setting target total core compensation. The Committee also evaluates compensation levels and policies of other financial services companies. Our peer group was reviewed and updated for 2010 to best reflect companies with which we compete for executive talent. In setting compensation levels for 2010, the Committee will look to a range of target total core compensation between the 50th and 75th percentile rather than the 65th percentile of peer companies.

  •
  We provide our executive officers with the following core compensation elements: annual salary, annual cash incentive awards, and equity awards. In 2009, we discontinued future cycles of our long-term cash incentive plan in favor of placing greater emphasis on long-term equity awards, consistent with our compensation philosophy, and to a lesser extent, annual cash incentive awards.

  •
  We embrace a pay-for-performance philosophy for our executives in which variable compensation represents a large portion of potential compensation and is tied to appreciation in Allstate's stock price and Allstate's performance in achieving short-term and long-term business goals.

  •
  We use equity-based compensation to align the interests of our executives with long-term stockholder value and as a tool for retaining executive talent. Once granted, the value of these awards rises and falls with the price of Allstate stock. Equity awards granted in 2010, including stock options and restricted stock units, will vest in three installments of 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversary dates. Restricted stock units granted in 2010 will no longer receive dividend equivalents on a quarterly schedule; instead dividend equivalents will be paid when the underlying restricted stock unit vests.

  •
  In 2009 the executive compensation program was simplified by reducing the number of performance measures for our annual cash incentive plans. Consistent with current market trends, the maximum corporate multiplier for the 2010 performance year for an executive officer's annual cash incentive award will be reduced from 300% to 250% of target. In addition, the minimum payout, upon achieving the performance threshold, will be 50% of target.

  •
  We offer our executives limited perquisites.

Named Executives

       This CD&A describes the executive compensation program at Allstate and specifically describes total 2009 compensation for the following named executives:

  •
  Thomas J. Wilson—Chairman, President and Chief Executive Officer

  •
  Don Civgin—Senior Vice President and Chief Financial Officer

  •
  Judith P. Greffin—Senior Vice President and Chief Investment Officer of Allstate Insurance Company

  •
  Michele C. Mayes—Senior Vice President and General Counsel

  •
  George E. Ruebenson—President, Allstate Protection (retired December 31, 2009)

Compensation Philosophy

       Our compensation philosophy is based on these central beliefs:

  •
  Executive compensation should be aligned with performance and stockholder value. Accordingly, a significant amount of executive compensation should be in the form of equity.

  •
  The compensation of our executives should vary both with appreciation in the price of Allstate stock and with Allstate's performance in achieving strategic short and long-term business goals designed to drive stock price appreciation.

  •
  Our compensation program should inspire our executives to strive for performance that is better than the industry average.

  •
  A greater percentage of compensation should be at risk for executives who bear higher levels of responsibility for Allstate's performance.

  •
  We should provide competitive levels of compensation for competitive levels of performance and superior levels of compensation for superior levels of performance.

       Our executive compensation program has been designed around these beliefs. They serve our goal of attracting, motivating, and retaining highly talented executives to compete in our complex and highly regulated industry.

CEO Compensation

       As stated in its charter, one of the Committee's most important responsibilities is making recommendations to the Board regarding the CEO's compensation. In making these recommendations, the Committee, in conjunction with the Nominating and Governance Committee, evaluates the CEO's performance. The Committee establishes the goals against which the CEO's performance for the year will be evaluated. With respect to these goals, the Board discusses the Committee's recommendations in executive session, without the CEO present. The Committee analyzes competitive compensation data provided by its executive compensation consultant and company performance data provided by senior management. It reviews the various elements of the CEO's compensation in the context of a total compensation package, including salary, annual cash incentive awards, long-term incentive awards, and accrued pension benefits—as well as the value of Allstate stock holdings and prior long-term incentive awards. The Committee presents its recommendations to the Board in the context of total compensation. In this manner, the Committee fulfills its oversight responsibilities and provides meaningful recommendations to the Board for its consideration.

       The amount of Mr. Wilson's total compensation and the amount of each element are driven by the design of our compensation plans, his years of experience, and the scope of his duties, including his responsibilities for

Allstate's overall strategic direction, performance, and operations, as well as the Committee's analysis of competitive compensation data for CEOs of peer insurance companies and general CEO compensation practices prevailing in the U.S. Because of his leadership responsibilities, his leadership experience, and his ultimate accountability for performance of the company, the Committee awarded him higher salary and larger equity and annual cash incentive awards as compared to the executive officers who report to him.

Compensation Practices

       The Committee reviews the design of our executive compensation program and executive pay levels on an annual basis and performance and goal attainment within this design throughout the year. As part of that review, the Committee benchmarks against the following peer insurance companies in setting program design, executive pay, and performance comparisons:

Peer Insurance Companies

The Chubb Corporation	MetLife Inc.
Cincinnati Financial Corporation	The Progressive Corporation
CNA Financial Corporation	Prudential Financial, Inc.
The Hartford Financial Services Group, Inc.	The Travelers Companies, Inc.
Lincoln National Corporation

The Committee selected these insurance companies based on the fact that they are publicly-traded and their comparability to Allstate in the following categories: product offerings, market segment, annual revenues, assets, annual operating income, and market value. The Committee believes that these are companies against which Allstate competes for executive talent and stockholder investment. In addition, in its executive pay and performance discussions, the Committee considers information regarding other companies in the financial services industry.

Core Elements of Executive Compensation Program

       The following table lists the core elements of our executive compensation program for 2009.

Core Element	Purpose
Annual salary	Provides a base level of competitive cash compensation for executive talent
Annual cash incentive awards	Reward performance on key strategic, operational, and financial measures over the year
Equity awards	Align the interests of executives with long-term shareholder value and retain executive talent

       These core elements are designed to balance individual, business unit, and overall corporate performance. The goals for incentive awards are aligned with our strategic vision and our 2009 operating priorities of keeping the company financially strong, improving customer loyalty, and reinventing protection and retirement for the consumer.

       Our compensation design balances annual and long-term incentive awards with short and long-term business goals. At the target level of performance, annual and long-term incentive awards are designed to constitute a significant percentage of an executive's total core compensation. The target percentages and the actual percentages for salary and annual and long-term incentive awards earned by the named executives in 2009 are shown in the following table.

		TARGET 2009 CORE COMPENSATION				ACTUAL 2009 CORE COMPENSATION
			Tied to Allstate Performance—Incentive Compensation				Tied to Allstate Performance—Incentive Compensation
	Salary	Tied to Allstate performance incentive compensation	Annual incentive awards	Long-term incentive awards		Salary	Annual incentive awards	Long-term incentive awards
			Cash	Equity			Cash	Equity
				Options	Restricted stock units			Options	Restricted stock units
Mr. Wilson	12%	88%	18%	46%	24%	13%	11%	49%	27%
Mr. Civgin	20%	80%	20%	39%	21%	22%	11%	44%	23%
Ms. Greffin	20%	80%	22%	38%	20%	19%	34%	31%	16%
Ms. Mayes	23%	77%	19%	38%	20%	26%	11%	41%	22%
Mr. Ruebenson	17%	83%	19%	42%	22%	19%	6%	49%	26%

       Except for Ms. Greffin, actual 2009 core compensation percentages deviated from target 2009 core compensation percentages primarily because actual 2009 performance with respect to the performance measures for our annual cash incentive awards was less than the target level of performance on seven out of twelve measures. Therefore, the annual cash incentive awards for Messrs. Wilson, Civgin, and Ruebenson and Ms. Mayes were smaller than the targeted amount and thus formed a smaller percentage of their core compensation. Accordingly, the corresponding percentages for the other compensation elements increased proportionately.

       Ms. Greffin's actual 2009 core compensation percentages deviated from target 2009 core compensation percentages primarily because actual 2009 performance with respect to four of the five annual cash incentive award performance measures for the investment business unit was better than target level. Because Ms. Greffin led our investment business unit, a larger portion of her annual cash incentive award opportunity was based on achievement of the performance measures tied to our investment results. Therefore, Ms. Greffin's annual cash incentive award was larger than the targeted amount and thus formed a larger percentage of her core compensation. Accordingly, the corresponding percentages for the other compensation elements for Ms. Greffin decreased proportionately.

       The annual cash incentive awards were based on a combination of corporate and business unit performance measures and weighted as shown on page 35 of our proxy statement. The table on page 36 lists the 12 performance measures and the achievement attained relative to threshold, target, and maximum goals. On three of the measures we exceeded the maximum goal, and on two of the measures we achieved between the target and maximum goal. On three of the measures we achieved between threshold and target, and on four of the measures we did not meet the threshold level of performance.

       In 2009, the mix of long-term incentive awards was changed to 100% equity rather than a combination of cash and equity. However, each named executive, except for Mr. Civgin, earned amounts in 2009 for the 2007-2009 long-term cash incentive award cycle. Since the 2007-2009 long-term cash incentive award was granted in 2007, it was not considered a core element of compensation in setting 2009 target core compensation and is not reflected in the chart above.

Salary

       Executive salaries are set by the Board based on the recommendations of the Committee.

  •
  In recommending executive base salary levels, the Committee uses the 50th percentile of our peer insurance companies as a guideline to align with Allstate's pay philosophy for competitive positioning in the market for executive talent.

  •
  The average enterprise-wide merit and promotional increases are based on a combination of U.S. general and the insurance industry market data and are set at levels intended to be competitive.

  •
  Annual merit increases for the named executives other than the CEO are based on evaluations of their performance by the CEO, the Committee, and the Board, using the average enterprise-wide merit increase as a guideline. An annual merit increase for the CEO is based on an evaluation by the Committee and the Board of his performance and market conditions.

  •
  Promotional increases are based on the increased responsibilities of the new position and the skills and experience of the executive being promoted. Promotional increases for promotion to the CEO position are determined by the Committee and the Board. For other senior executive positions, promotional increases are determined by the CEO, the Committee, and the Board.

Incentive Compensation

       The Committee approves performance measures and goals for cash incentive awards during the first quarter of the year. The performance measures and goals are aligned with Allstate's objectives and tied to our strategic vision and our operating priorities. They are designed to reward our executives for actual performance, to reflect objectives that will require significant effort and skill to achieve, and to drive stockholder value.

       After the end of the year for annual cash incentive awards and after the end of the three-year cycle for long-term cash incentive awards, the Committee reviews the extent to which we have achieved the various performance measures and approves the actual amount of all cash incentive awards. The Committee may adjust the amount of an annual cash incentive award but has no authority to increase the amount of an award payable to any of the named executive officers, other than Mr. Civgin, above the described plan limits. We pay the cash incentive awards in March, after the end of the year for the annual cash incentive awards and after the end of the three-year cycle for the long-term cash incentive awards.

       Typically the Committee also approves grants of equity awards of restricted stock units and stock options on an annual basis during a meeting in the first fiscal quarter. By making these awards and approving performance measures and goals for the cash incentive awards during the first quarter, the Committee is able to balance these elements of core compensation to align with our business goals.

  Annual Cash Incentive Awards

       In 2009 we maintained two stockholder-approved plans under which executive officers had the opportunity to earn an annual cash incentive award based on the achievement of performance measures over a one-year period. The following annual incentive plans are designed to provide all of the executive officers with cash awards based on a combination of corporate and business unit performance measures for each of our main business units: Allstate Protection, Allstate Financial, and Allstate Investments.

  1.
  The Annual Covered Employee Incentive Compensation Plan governs awards to the executive officers whose compensation (other than performance-based compensation) in excess of $1 million per year is not deductible by us. This includes Messrs. Wilson and Ruebenson and Ms. Greffin and Ms. Mayes for 2009.

  2.
  Annual cash incentive awards to all other executive officers are governed by and made under the Annual Executive Incentive Compensation Plan. This includes Mr. Civgin for 2009.

       The aggregate annual incentive awards for the named executives cannot exceed 0.75% of Operating Income. Operating Income is defined under the "Performance Measures" caption on page 58. The maximum amount of the individual awards for each named executive, except for Mr. Civgin, was the lesser of a stockholder approved maximum under the Annual Covered Employee Incentive Compensation Plan of $5.5 million or a percentage of the 0.75% of Operating Income pool. The percentage for Mr. Wilson, as CEO, was 40% of the pool. The percentage for each other named executive was 15% of the pool. These limits established the maximum annual cash incentive awards that could be paid. However, the Committee retained complete discretion to pay any lesser amounts. Actual awards to the named executives were based on the achievement of certain performance measures as detailed below, including the Committee's assessment of individual performance, overall corporate performance, and performance of our business units, and resulted in substantially lower amounts than the plan maximums.

       For 2009, the Committee adopted corporate and business unit level annual performance measures and weighted them as applied to each of the named executives in accordance with their responsibilities for our overall corporate performance and the performance of each business unit. There are multiple performance measures at the corporate and business unit level and each measure is assigned a weight expressed as a percentage of the total annual cash incentive award opportunity, with all weights for any particular named executive adding to 100%. The weighting of the performance measures at the corporate and business unit level for each named executive is shown in the following table.

ANNUAL CASH INCENTIVE AWARD PERFORMANCE MEASURES AND WEIGHTING

	Messrs. Civgin and Wilson and Ms. Mayes	Mr. Ruebenson	Ms. Greffin
Corporate
Adjusted Operating Income Per Diluted Share	25%	20%	20%
Adjusted Net Income	25%
Allstate Protection	30%	80%
Allstate Financial	10%
Allstate Investments	10%		80%

       Each of the named executives bears varying degrees of responsibility for the achievement of our corporate performance, therefore part of each named executive's annual cash incentive award opportunity was tied to our performance on the Adjusted Operating Income Per Diluted Share measure. Performance measures for Mr. Wilson as CEO, Mr. Civgin as chief financial officer, and Ms. Mayes as general counsel are aligned to the entire organization because of their broad oversight and management responsibilities. Accordingly, portions of their award opportunities were based on the achievement of the Adjusted Net Income measure and the performance measures for all three business units. Because Mr. Ruebenson led our Allstate Protection business unit, a much larger portion of his award opportunity was tied to the achievement of that unit's performance measures. Likewise, because Ms. Greffin led our Allstate Investments business unit, a much larger portion of her award opportunity was based on the achievement of the performance measures tied to our investment results.

       The following table lists the performance measures and related target goals for 2009 as well as the actual results. The performance measures were designed to focus executive attention on key strategic, operational, and financial measures including top line growth and profitability. For each performance measure, the Committee approved a threshold, target, and maximum goal. The target goals for the performance measures were based on evaluations of our historical performance and plans to drive projected performance. A description of each performance measure is provided under the "Performance Measures" caption on page 58.

Annual Cash Incentive Award Performance Measures(1)

Performance Measure	Target	Actual(2)	Achievement relative to threshold, target, maximum goals
Corporate-Level Performance Measure
Adjusted Operating Income Per Diluted Share	$5.10	$3.55	Below threshold
Adjusted Net Income	$1,709 million	$1,201 million	Between threshold and target
Allstate Protection Performance Measures
Financial Product Sales (Production Credits)	$285 million	$255 million	Below threshold
Growth and Profit Matrix	See Performance Measures	11% of target	Between threshold and target
Allstate Financial Performance Measures
Adjusted Operating Income	$300 million	$279 million	Between threshold and target
Financial Product Sales (Production Credits)	$285 million	$255 million	Below threshold
Allstate Financial Total Return	4.50%	14.84%	Exceeded maximum
Allstate Investments Performance Measures
Investment Income Measures:
Allstate Consolidated Net Interest and Dividends	$4,795 million	$4,359 million	Below threshold
Allstate Consolidated Net Investment Income, including Realized Capital Gains and Losses	$3,667 million	$3,811 million	Between target and maximum
Deployable Capital Measures:
Property Liability Total Return	5.25%	11.72%	Exceeded maximum
Allstate Financial Total Return	4.50%	14.84%	Exceeded maximum
Allstate Pension Plans Total Return	8.50%	16.01%	Between target and maximum

(1)
Information regarding our performance measures is disclosed in the limited context of our annual cash incentive awards and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

(2)
Stated as a percentage of target goals with a range from 0% to 300%, the actual performance comprises 0% for Adjusted Operating Income Per Diluted Share performance, 70% for Adjusted Net Income performance, 9% for Allstate Protection performance, 99% for Allstate Financial performance and 212% for Allstate Investments performance. The weighted results stated as a percentage of the target goals for each named executive are as follows: Messrs. Wilson and Civgin and Ms. Mayes—51%, Mr. Ruebenson—7%, and Ms. Greffin—170%.

       Target award opportunities approved by the Committee are stated as a percentage of annual base salary. Annual cash incentive awards are calculated using base salary, as adjusted by any merit and promotional increases granted during the year on a prorated basis. One of the central beliefs on which our compensation philosophy is based is that a greater percentage of compensation should be at risk for executives who bear higher levels of responsibility for our performance. In setting target incentive levels for named executive officers, the Committee gives the most consideration to market data primarily focusing on pay levels at peer group companies with which it directly competes for executive talent and stockholder investment. As a result of leveraging external market data, Mr. Wilson has the highest target award opportunity of 150%, followed by Mr. Ruebenson, who led our Allstate Protection unit, and Ms. Greffin, who led our Allstate Investments unit, with a target award opportunity of 110%, followed by Mr. Civgin, our chief financial officer, with a target award opportunity of 100%, followed by Ms. Mayes, our general counsel, with a target award opportunity of 85%.

       In calculating the annual cash incentive awards, our achievement with respect to each performance measure is expressed as a percentage of the target goal, with interpolation applied between the threshold and target goals and between the target and maximum goals. Unless otherwise adjusted by the Committee, the amount of each named executive's annual cash incentive award is the sum of the amounts calculated using the calculation below for all of the performance measures.

Actual performance interpolated relative to threshold and target on a range of 0% to 100% and relative to target and maximum on a range of 100% to 300%	X	Weighting	X	Target award opportunity as a percentage of salary*	X	Salary*

*
Base salary, as adjusted by any merit and promotional increases granted during the year on a prorated basis.

       The Allstate Protection performance measures were below target due to the underperformance of the homeowners business. This resulted from a high level of catastrophe losses that masked the strong profitability of the auto business. The Allstate Protection business unit was successful in increasing customer loyalty and reducing expenses, consistent with our 2009 operating priorities. To reflect these successes, the Committee rewarded Mr. Ruebenson by adjusting his annual cash incentive award payout from 7% to 32% of his target annual cash incentive award.

       Mr. Wilson's sound leadership led Allstate to deliver on a number of 2009 objectives. The accomplishments include generating $1.9 billion in operating income and $854 million in net income, building a stronger capital and surplus position, achieving very strong combined ratio results, and improving customer loyalty metrics. In addition, Mr. Wilson continued his strong performance by recruiting three talented new executives to join his senior leadership team. To reflect these successes, the Committee rewarded Mr. Wilson by adjusting his annual cash incentive award payout from 51% to 60% of his target annual cash incentive award.

       The weighting for each named executive is provided on page 35. Annual cash incentive awards based on the achievement of the performance measures for 2009 are included in the amounts reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 43 and broken out separately from long-term cash incentive awards in a footnote to that table. In addition, the threshold, target, and maximum annual award opportunities for 2009 are included in the Estimated Future Payouts under Non-Equity Incentive Plan Awards column in the Grants of Plan-Based Awards table on page 46.

  Long-Term Incentive Awards—Cash and Equity

       As part of total core compensation, we historically have provided three forms of long-term incentive awards: stock options, restricted stock units, and long-term cash incentive awards. In 2009, we discontinued future cycles of the long-term cash incentive plan. The relative mix of various forms of these awards is driven by our objectives in providing the specific form of award, as described below.

  Long-Term Incentive Awards—Equity

       As stated in our compensation philosophy, we believe that a significant amount of executive compensation should be in the form of equity and that a greater percentage of compensation should be at risk for executives who bear higher levels of responsibility for Allstate's performance. Consistent with that philosophy, the size of stock option and restricted stock unit awards granted by the Committee is usually larger for executives with the broadest scope of responsibility. However, from time to time, larger equity awards are granted to attract new executives.

  Stock options

       Stock options represent the opportunity to buy shares of our stock at a fixed exercise price at a future date. We use them to align the interests of our executives with long-term stockholder value.

       Key elements:

  •
  Under our stockholder-approved equity incentive plan, the exercise price cannot be less than the fair market value of a share on the date of grant.

  •
  Stock option repricing is not permitted. In other words, absent an event such as a stock split, if the Committee cancels an award and substitutes a new award, the exercise price of the new award cannot be less than the exercise price of the cancelled award.

  •
  All stock option awards have been made in the form of nonqualified stock options.

  •
  Our stock options vest over stated vesting periods measured from the date of grant.

  •
  The options granted to the named executives in 2009 become exercisable in four installments of 25% on the first four anniversaries of the grant date and expire in ten years, except in certain change-in-control situations or under other special circumstances approved by the Committee.

  Restricted stock units

       Each restricted stock unit represents our promise to transfer one fully vested share of stock in the future if and when the restrictions expire (when the unit "vests"). Because restricted stock units are based on and payable in stock, they serve to reinforce the alignment of interests of our executives and our stockholders. In addition, because restricted stock units have a real, current value that is forfeited, except in some circumstances, if an executive terminates employment before the restricted stock units vest, they provide a significant retention incentive. Under the terms of the restricted stock unit awards, the executives have only the rights of general unsecured creditors of Allstate and no rights as stockholders until delivery of the underlying shares.

       Key elements:

  •
  The restricted stock units granted to the named executives in 2009 vest in one installment on the fourth anniversary of the date of grant, except in certain change-in-control situations or under other special circumstances approved by the Committee.

  •
  The restricted stock units granted to the named executives in 2009 and prior years include the right to receive dividend equivalents in the same amount and at the same time as dividends paid to all Allstate common stockholders.

  Timing of Equity Awards and Grant Practices

       The Committee grants existing employee equity incentive awards on an annual basis normally during a meeting in the first fiscal quarter, after the issuance of our prior fiscal year-end earnings release. Throughout the year, the Committee grants equity incentive awards in connection with new hires and promotions and in recognition of achievements.

       Pursuant to authority delegated by the Board and the Committee, equity incentive awards also may be granted by a subcommittee consisting of the Committee chair or by an equity award committee which currently consists of the CEO. The Committee is provided with an update of equity awards granted by the equity award committee at each regularly scheduled meeting. In 2009, 85,229 stock options and 16,726 restricted stock units were granted by the equity award committee and none were granted by the subcommittee. The subcommittee may grant restricted stock or restricted stock units to new hires. The equity award committee may grant restricted stock units and stock options in connection with new hires and promotions and in recognition of achievements. For additional information on the Committee's practices, see the Corporate Governance Practices and Code of Ethics section of this proxy statement.

  Stock Ownership Guidelines

       Because we believe strongly in linking the interests of management with those of our stockholders, we instituted stock ownership guidelines in 1996 that require each of the named executives to own, as of March 1 following the fifth year after assuming a senior management position, common stock, including restricted stock units, worth a multiple of base salary. Unexercised stock options do not count towards meeting the stock ownership guidelines. Messrs. Wilson and Ruebenson have met their respective goals. Mr. Civgin and Ms. Greffin have until March 2014 to meet their goals. Ms. Mayes has until March 2013 to meet her goal. For the CEO, the goal is seven times salary. For the other named executives, the goal is four times salary. After a named executive meets the guideline for the position, if the value of his or her shares does not equal the specified multiple of base salary solely due to the fact that the value of the shares has declined, the executive is still deemed to be in compliance with the guideline. However, any executive in that situation may not sell any shares acquired upon the exercise of an option or conversion of any equity award except to satisfy tax withholding obligations, until the value of his or her shares again equals the specified multiple of base salary. In accordance with our policy on insider trading, all officers, directors, and employees are prohibited from engaging in transactions with respect to any securities issued by Allstate or any of its subsidiaries that might be considered speculative or regarded as hedging, such as selling short or buying or selling options.

  Long-Term Incentive Awards—Cash

       Long-term cash incentive awards were designed to reward executives for collective results attained over a three-year performance cycle. The Committee approved performance measures and threshold, target, and maximum goals for long-term cash incentive awards at the beginning of each three-year cycle and a new cycle started every year. However, the Committee discontinued future long-term incentive plan awards in 2009, making the 2008-2010 cycle the final cycle under the Long-Term Executive Incentive Compensation Plan. The final award under this plan was made in February 2008 and will be paid out in March 2011. For the 2007-2009 cycle, there were three performance measures. The target goals for each performance measure, the actual results, and the relative weight of each measure are shown in the following table. The selection and weighting of these measures was intended to focus executive attention on the collective achievement of Allstate's long-term financial goals across its various product lines. A description of each performance measure is provided under the "Performance Measures" caption on page 58.

LONG-TERM CASH INCENTIVE AWARDS, 2007-2009 CYCLE
PERFORMANCE MEASURES, WEIGHTING, AND TARGET GOALS(1)

Performance Measures	Percentage weight of the total potential award(2)	Target	Actual	Achievement relative to threshold, target, maximum goals(3)
Average adjusted return on equity	50%	5th position relative to peers	5th Position relative to peers	Target
Allstate Protection growth in policies in force over the 3-year cycle	25%	5.0%	(3.8)%	Below threshold
Allstate Financial return on total capital over the 3-year cycle	25%	9.5%	7.9%	Below threshold

(1)
Information regarding our performance measures is disclosed in the limited context of our long-term cash incentive awards and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

(2)
Same weight applied for all eligible named executives.

(3)
Stated as a percentage of target goals with a range from 0% to 300%, the actual performance comprises 50% for the average adjusted return on equity measure, 0% for the Allstate Protection measure, and 0% for the Allstate Financial measure. The weighted results for all three measures stated as a percentage of the target goals for all the named executives was 50%.

       The target goal for the average adjusted return on equity was set at a level representing average projected industry performance. The target goals for Allstate Protection growth in policies in force over the three-year cycle and Allstate Financial return on total capital over the three-year cycle were based on evaluations of our historical performance and plans to drive projected performance.

       The average adjusted return on equity measure compares Allstate's performance to the peer insurance companies listed on page 32. However, for the 2007-2009 cycle, Cincinnati Financial Corporation was excluded from the peer group because it pursued a buy-and-hold equity investment strategy different than the other peers that resulted in a significant build up of unrealized capital gains in its equity portfolio, impacting its adjusted return on equity and making it no longer comparable to Allstate's performance. Safeco Corporation was initially included in the peer group for the 2007-2009 cycle, but was excluded due to its acquisition by the Liberty Mutual Group in 2008. Allstate's ranked position relative to this peer group determines the percentage of the total target award for this performance measure to be paid, as indicated in the following table. However no payment is made unless the average adjusted return on equity exceeds the average risk free rate of return on three-year Treasury notes over the three-year cycle, plus 200 basis points, regardless of Allstate's standing compared to the peer group. For the 2007-2009 cycle, we achieved the 5th position and met the target level of performance. The average adjusted return on equity exceeded the average risk free rate of return by 375 basis points.

AVERAGE ADJUSTED RETURN ON EQUITY RELATIVE
TO PEER GROUP, 2007-2009 CYCLE

	Peer Position	% of Target Award
Threshold	9	0%
	8	40%
	7	60%
	6	80%
Target	5	100%
	4	150%
	3	200%
	2	250%
Maximum	1	300%

       Target award opportunities approved by the Committee are stated as a percentage of annual base salary. Award opportunities for the named executives are capped at 300% of the target awards. Awards for each cycle are calculated using base salary in effect at the beginning of the cycle, as adjusted by any promotional increases granted during the course of the cycle on a prorated basis. For the 2007-2009 cycle, the long-term cash incentive target awards for the named executives who were eligible, as a percentage of base salary, were as follows: Mr. Wilson-140% for the portion of the cycle prior to his promotion to chairman, and 155% for the remainder of the cycle, Ms. Greffin-60%, Ms. Mayes-70%, and Mr. Ruebenson-100%. The awards for Ms. Greffin and Ms. Mayes were prorated based on date of eligibility. Mr. Civgin was not eligible for the 2007-2009 cycle. The size of these target awards is based on each executive's level of responsibility for contributing to our long-term performance and overall market competitiveness.

       Unless otherwise adjusted by the Committee, in calculating the long-term cash incentive awards, our achievement with respect to each performance measure for a particular cycle is expressed as a percentage of the target goal with interpolation applied between threshold and target goals and between target and maximum goals. The amount of each eligible named executive's award is the sum of the amounts calculated using the following calculation for all of the long-term cash incentive performance measures.

Actual performance interpolated relative to threshold and target on a range of 0% to 100% and relative to target and maximum on a range of 100% to 300%	X	Weighting	X	Target award opportunity as a percentage of salary*	X	Salary*

*
Base salary in effect at the beginning of the cycle, as adjusted by any promotional increases granted during the course of the cycle on a prorated basis.

       The weighting for each eligible named executive is provided on page 39. Long-term cash incentive awards based on the achievement of the performance measures for the 2007-2009 cycle were paid in March 2010 and are included in the amounts reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and broken out separately from annual cash incentive awards in a footnote to that table.

Other Elements of Compensation

       To remain competitive with other employers and to attract, retain, and motivate highly talented executives and other employees, we provide the benefits listed in the following table. Our Board encourages the CEO to use our corporate aircraft in order to deal with job responsibilities and time constraints.

Benefit or Perquisite	Named Executives	Other Officers and Certain Managers	All Full-time and Regular Part-time Employees
401(k)(1) and defined benefit pension	✓	✓	✓
Supplemental retirement benefit	✓	✓
Health and welfare benefits(2)	✓	✓	✓
Supplemental long-term disability and executive physical program	✓	✓(3)
Deferred compensation	✓	✓
Tax preparation and financial planning services	✓	✓(4)
Cell phones, ground transportation and personal use of aircraft	✓	✓(5)

(1)
Allstate contributed $1.00 for every dollar of basic pre-tax deposits made in 2009 on the first 3 percent of eligible pay and $.50 for every dollar of basic pre-tax deposits made in 2009 on the next 2 percent of eligible pay for eligible participants, including the named executive officers.

(2)
Including medical, dental, vision, life, accidental death and dismemberment, long-term disability, and group legal insurance.

(3)
An executive physical program is available to all officers.

(4)
All officers are eligible for tax preparation services. Financial planning services are provided to the senior management team only (the senior officers who sit on the Board of Allstate Insurance Company).

(5)
Ground transportation is available to members of the senior management team only. In limited circumstances approved by the CEO, members of our senior management team are permitted to use our corporate aircraft for personal purposes. Cell phones are available to members of the senior management team, other officers and certain managers, and certain employees depending on their job responsibilities.

Retirement Benefits

       Each named executive officer participates in two different defined benefit pension plans. The Allstate Retirement Plan (ARP) is a tax qualified defined benefit pension plan available to all of our regular full-time and regular part-time employees who meet certain age and service requirements. The ARP provides an assured retirement income related to an employee's level of compensation and length of service at no cost to the employee. As the ARP is a tax qualified plan, federal tax law places limits on (1) the amount of an individual's compensation that can be used to calculate plan benefits and (2) the total amount of benefits payable to a participant under the plan on an annual basis. These limits may result in a lower benefit under the ARP than would have been payable if the limits did not exist for certain of our employees. Therefore, the Allstate Insurance Company Supplemental Retirement Income Plan (SRIP) was created for the purpose of providing ARP-eligible employees whose compensation or benefit amount exceeds the federal limits with an additional defined benefit in an amount equal to what would have been payable under the ARP if the federal limits described above did not exist.

       In addition to the ARP and SRIP, Ms. Mayes has a supplemental nonqualified retirement benefit agreement which provides for additional cash balance pay credits. Ms. Mayes was provided with a pension enhancement to compensate for retirement benefits that she was foregoing from her prior employer when she joined Allstate in 2007.

Change-in-Control and Post-Termination Benefits

       We do not view the change-in-control benefits or post-termination benefits as additional elements of compensation due to the fact that a change-in-control or other triggering event may never occur. However, the use and structure of our change-in-control and post-termination plans are consistent with our compensation objectives to attract, motivate, and retain highly talented executives. A change-in-control of Allstate could have a disruptive impact on both Allstate and our executives. Our change-in-control benefits and post-termination benefits are designed to mitigate that impact and to maintain the connection between the interests of our executives and our stockholders. As part of these benefits, executives receive previously deferred compensation and equity awards that might otherwise be eliminated by new directors elected in connection with a change-in-control. We also provide certain protections for cash incentive awards and benefits if an executive's employment is terminated within a two-year period after a change-in-control. The change-in-control and post-termination arrangements which are described in the "Potential Payments as a Result of Termination or Change-in-Control" section are not provided exclusively to the named executives. Certain cash severance benefits are provided to all regular full-time and regular part-time employees. For example, Allstate replaced its vacation policy with a paid time off bank effective January 1, 2001. Eligible employees could elect to receive their vacation days accrued but not yet taken between their annual anniversary date in 2000 and December 31, 2000 as either paid time off or in the form of a lump sum severance payment at termination. In addition, a larger group of management employees is eligible to receive many of the post-termination benefits described in the "Potential Payments as a Result of Termination or Change-in-Control" section.

Impact of Tax Considerations on Compensation

       We are subject to a limit of $1 million per executive on the amount of the tax deduction we are entitled to take for compensation paid in a year to our CEO and the three other most highly compensated officers, excluding our CFO, as of the last day of the fiscal year in which the compensation is paid unless the compensation meets specific standards. We may deduct more than $1 million in compensation if the standards are met, including that the compensation is "performance based" and is paid pursuant to a plan that meets certain requirements. The Committee considers the impact of this rule in developing, implementing, and administering our compensation programs and balances this rule with our goal of structuring compensation programs that attract, motivate, and retain highly talented executives.

       Our compensation programs are designed and administered so that payments to affected executives can be fully deductible. However, in light of the balance mentioned above and the need to maintain flexibility in administering compensation programs, in any year we may authorize compensation in excess of $1 million that does not meet the required standards for deductibility. The amount of compensation paid in 2009 that was not deductible for tax purposes was $1,363,675.

Summary Compensation Table for 2009, 2008, and 2007 and Grants of Plan-Based Awards Table for 2009

SUMMARY COMPENSATION TABLE

       The following table sets forth information concerning the compensation of the named executives for the last three fiscal years. There have been changes to our named executives over this period of time. So, for each executive, the information is limited to the years for which he or she was a named executive.

NAME(1)	YEAR	SALARY ($)(2)	BONUS ($)		STOCK AWARDS ($)(3)	OPTION AWARDS ($)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(5)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(6)		ALL OTHER COMPENSATION ($)(7)	TOTAL ($)
Thomas J. Wilson	2009	1,100,769	—		2,226,003	4,261,776	1,713,361	1,050,579	(9)	68,072	10,420,560
(Chairman, President	2008	1,040,769	—		1,791,938	3,393,309	736,261	945,884		49,938	7,958,099
and Chief Executive Officer)	2007	957,596	—		1,393,242	4,713,962	3,551,118	147,203		79,449	10,842,570
Don Civgin	2009	571,154	—		596,758	1,142,505	281,962	6,629	(10)	37,718	2,636,726
(Senior Vice President	2008	158,654	221,501	(8)	292,824	594,100	16,750	0		7,594	1,291,423
and Chief Financial Officer)
Judith P. Greffin	2009	480,235	—		415,566	795,631	967,731	545,867	(11)	27,740	3,232,770
(Senior Vice President
and Chief Investment Officer
of Allstate Insurance Company)
Michele C. Mayes	2009	573,930	—		487,313	932,970	371,054	50,490	(12)	40,260	2,456,017
(Senior Vice President	2008	541,962	—		380,796	723,163	46,008	55,906		42,892	1,790,727
and General Counsel)
George E. Ruebenson	2009	657,172	—		896,888	1,717,125	499,980	554,655	(13)	72,189	4,398,009
(President, Allstate Protection)	2008	625,008	—		659,070	1,247,732	203,852	1,294,264		23,688	4,053,614
	2007	564,335	—		566,384	1,093,960	1,144,396	188,684		37,602	3,595,361

(1)
Mr. Civgin and Ms. Mayes were not named executive officers for fiscal year 2007. Ms. Greffin was not a named executive officer for fiscal years 2008 and 2007.

(2)
Reflects amounts paid in 2009 which, due to the timing of Allstate's payroll cycle, includes amounts earned in 2008.

(3)
The aggregate grant date fair value of restricted stock unit awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718 ("ASC 718"). The number of restricted stock units granted in 2009 to each named executive is provided in the Grants of Plan-Based Awards table on page 46. The fair value of restricted stock unit awards is based on the final closing price of Allstate's stock as of the date of grant. The final closing price in part reflects the payment of future dividends expected.

(4)
The aggregate grant date fair value of option awards computed in accordance with FASB ASC 718. The fair value of each option award is estimated on the date of grant using a binomial lattice model. The fair value of each option award is estimated on the date of grant using the assumptions as set forth in the following table:

	2009	2008	2007
Weighted average expected term	8.1 years	8.1 years	6.9 years
Expected volatility	26.3 - 79.2%	16.9 - 58.6%	14.4 - 37.7%
Weighted average volatility	38.3%	23.1%	23.2%
Expected dividends	2.6%	3.1%	2.3%
Risk-free rate	0.0 - 3.7%	0.2 - 4.1%	2.8 - 5.3%

  The number of options granted in 2009 to each named executive is provided in the Grants of Plan-Based Awards table on page 46.

  Footnotes continue

(5)
Amounts earned under the Annual Executive Incentive Compensation Plan and the Annual Covered Employee Incentive Compensation Plan are paid in the year following performance. Amounts earned under the Long-Term Executive Incentive Compensation Plan are paid in the year following the performance cycle. The amounts shown in the table above include amounts earned in 2009, 2008, and 2007 and payable under these plans in 2010, 2009, and 2008, respectively. The break-down for each component is as follows:

Name	Year	Annual Cash Incentive Award Amount	Cycle	Long-Term Cash Incentive Award Amount
Mr. Wilson	2009	$950,000	2007-2009	$763,361
	2008	$151,685	2006-2008	$584,576
	2007	$2,504,504	2005-2007	$1,046,614
Mr. Civgin	2009	$281,962	2007-2009	$0
	2008	$16,750	2006-2008	$0
Ms. Greffin	2009	$862,477	2007-2009	$105,254
Ms. Mayes	2009	$240,898	2007-2009	$130,156
	2008	$46,008	2006-2008	$0
Mr. Ruebenson	2009	$224,976	2007-2009	$275,004
	2008	$0	2006-2008	$203,852
	2007	$797,725	2005-2007	$346,671
(6)
Amounts reflect the aggregate increase in actuarial value of the pension benefits as set forth in the Pension Benefits table, accrued during 2009, 2008, and 2007. These are benefits under the Allstate Retirement Plan (ARP) and the Allstate Insurance Company Supplemental Retirement Income Plan (SRIP), and under the pension benefit enhancement for Ms. Mayes. Non-qualified deferred compensation earnings are not reflected since our Deferred Compensation Plan does not provide above-market earnings. For 2007, the pension plan measurement date used for financial statement reporting purposes, October 31, as well as the methodology employed for purposes of Allstate's financial statements, were used in the calculation of the change in present value. For 2008 and subsequent years, the pension plan measurement date was changed to December 31 to comply with Financial Accounting Standards Board requirements. (See note 16 to our audited financial statements for 2009.) One component of the change in pension value from 2008 to 2009 displayed in this column relates to the change in the discount rate used to calculate the value of pension benefits. The discount rate decreased from 7.5% in 2008 to 6.25% at year-end 2009, which resulted in an increase in the present value of accrued benefits at year-end 2009. For participants earning final average pay benefits (i.e. Messrs. Wilson and Ruebenson and Ms. Greffin), approximately 50% of the change in pension value relates to the change in the discount rate.

(7)
The "All Other Compensation for 2009—Supplemental Table" provides details regarding the amounts for 2009 for this column.

(8)
When Mr. Civgin joined Allstate in 2008, he was paid a bonus of $100,000. In addition, because he was guaranteed an annual cash incentive award at target, a portion of that award, $121,501, is treated as bonus.

(9)
Reflects increases in the actuarial value of the benefits provided to Mr. Wilson pursuant to the ARP and SRIP of $101,392 and $949,187 respectively.

(10)
Reflects increases in the actuarial value of the benefits provided to Mr. Civgin pursuant to the SRIP of $6,629.

(11)
Reflects increases in the actuarial value of the benefits provided to Ms. Greffin pursuant to the ARP and SRIP of $107,951 and $437,916, respectively.

(12)
Reflects increases in the actuarial value of the benefits provided to Ms. Mayes pursuant to the ARP, SRIP, and pension enhancement of $6,118, $9,508, and $34,864 respectively.

(13)
Reflects increases in the actuarial value of the benefits provided to Mr. Ruebenson pursuant to the ARP and SRIP of $174,770 and $379,885, respectively.

ALL OTHER COMPENSATION FOR 2009—SUPPLEMENTAL TABLE
(In dollars)

       The following table describes the incremental cost of other benefits provided in 2009 that are included in the "All Other Compensation" column.

Name		Personal Use of Aircraft(1)	401(k) Match(2)	Other(3)	Total All Other Compensation
Mr. Wilson	2009	23,154	9,800	35,118	68,072
Mr. Civgin	2009	3,216	9,800	24,702	37,718
Ms. Greffin	2009	0	9,800	17,940	27,740
Ms. Mayes	2009	0	9,800	30,460	40,260
Mr. Ruebenson	2009	0	9,800	62,389	72,189

(1)
The amount reported for personal use of aircraft is based on the incremental cost method. The incremental cost of aircraft use is calculated based on average variable costs to Allstate. Variable operating costs include fuel, maintenance, on-board catering, landing/ramp fees, and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost. This method of calculating the incremental cost excludes fixed costs that do not change based on usage, such as pilots' and other employees' salaries, costs incurred in purchasing the aircraft, and non-trip related hangar expenses.

(2)
Each of the named executives participated in our 401(k) plan during 2009. The amount shown is the amount allocated to their accounts as employer matching contributions.

(3)
"Other" consists of premiums for group life insurance and personal benefits and perquisites consisting of cell phones, tax preparation services, financial planning, executive physicals, security services, ground transportation, and supplemental long-term disability coverage, and for Ms. Mayes, additional expenses for relocation assistance, including $2,148 reimbursed for payment of taxes, that were not part of the standard relocation package. None of the personal benefits and perquisites individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executives, except Mr. Ruebenson's vacation accrual severance benefit, $29,690, which represents the value at December 31, 2009, of his vacation days accrued but not yet taken between his annual anniversary date in 2000 and December 31, 2000. There was no incremental cost for use of the cell phone. We provide supplemental long-term disability coverage to regular full-time and regular part-time employees whose annual earnings exceed the level which produces the maximum monthly benefit provided by the Group Long Term Disability Insurance Plan. This coverage is self-insured (funded and paid for by Allstate when obligations are incurred). No obligations for the named executives were incurred in 2009 and so no incremental cost is reflected in the table.

 GRANTS OF PLAN-BASED AWARDS AT FISCAL YEAR-END 2009(1)

       The following table provides information about non-equity incentive plan awards and equity awards granted to our named executives during the fiscal year 2009.

						All Other Stock Awards: Number of Shares of Stock or Units (#)
							All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Shr)(3)	Grant Date Fair Value ($)(4)
Name	Grant Date	Plan Name	Threshold ($)	Target ($)	Maximum ($)				Stock Awards	Option Awards
Mr. Wilson	—	Annual cash incentive	0	1,590,000	5,500,000
	Feb. 27, 2009	Restricted stock units				132,264			2,226,003
	Feb. 27, 2009	Stock options					751,636	$16.83		4,261,776
Mr. Civgin	—	Annual cash incentive	0	550,000	2,116,125
	Feb. 27, 2009	Restricted stock units				35,458			596,758
	Feb. 27, 2009	Stock options					201,500	$16.83		1,142,505
Ms. Greffin	—	Annual cash incentive	0	508,694	2,116,125
	Feb. 27, 2009	Restricted stock units				24,692			415,566
	Feb. 27, 2009	Stock options					140,323	$16.83		795,631
Ms. Mayes	—	Annual cash incentive	0	469,901	2,116,125
	Feb. 27, 2009	Restricted stock units				28,955			487,313
	Feb. 27, 2009	Stock options					164,545	$16.83		932,970
Mr. Ruebenson	—	Annual cash incentive	0	698,968	2,116,125
	Feb. 27, 2009	Restricted stock units				53,291			896,888
	Feb. 27, 2009	Stock options					302,844	$16.83		1,717,125

(1)
Awards under the Annual Covered Employee Incentive Compensation Plan, the Annual Executive Incentive Compensation Plan, and the 2001 Equity Incentive Plan.

(2)
The amounts in these columns consist of the threshold, target, and maximum annual cash incentive awards for the named executives. The threshold amount for each named executive is zero, as the minimum amount payable if no performance measures are achieved. The target amount is based upon achievement of certain performance measures set forth in the "Annual Cash Incentive Awards" section. The maximum amount payable to the named executives, except Mr. Civgin, is the lesser of a stockholder approved maximum under the Annual Covered Employee Incentive Compensation Plan of $5.5 million or a percentage of the award pool. The award pool is equal to 0.75% of Operating Income with award opportunities capped at 40% of the pool for Mr. Wilson and 15% of the pool for each other named executive. Mr. Civgin's maximum amount is 15% of the award pool. Mr. Civgin's annual cash incentive award is paid under the Annual Executive Incentive Compensation Plan, which has no award maximum. A description of the Operating Income performance measure is provided under the "Performance Measures" caption on page 58.

(3)
The exercise price of each option is equal to the fair market value of Allstate's common stock on the date of grant. Fair market value is equal to the closing sale price on the date of grant or, if there was no such sale on the date of grant, then on the last previous day on which there was a sale.

(4)
The aggregate grant date fair value of restricted stock units was $16.83 and for stock option awards was $5.67 for 2009, computed in accordance with FASB ASC 718. The assumptions used in the valuation are discussed in footnotes 3 and 4 to the Summary Compensation Table on page 43.

The following discussion of incentive compensation for 2009 elaborates on the more general information provided above in the CD&A.

  Non-Equity Incentive Compensation

       The Non-Equity Incentive Plan Compensation column of the Summary Compensation Table includes each named executive's annual cash incentive award for 2009 and long-term cash incentive award for the 2007-2009 cycle. The amount attributable to annual and long-term, respectively, is provided in a footnote to the Summary Compensation Table. The Estimated Future Payouts Under Non-Equity Incentive Plan Awards column of the Grants of Plan-Based Awards at Fiscal Year-End 2009 table includes the threshold, target, and maximum award opportunities for 2009 annual cash incentive compensation.

  Equity Compensation

       The Committee granted both restricted stock units and options in 2009. The restricted stock units granted in 2009 vest in one installment on February 26, 2013 except in certain change-in-control situations or under other special circumstances approved by the Committee. Normally, the named executive must be employed in order for the restricted stock units to vest. However, restricted stock units continue to vest following retirement on or after the normal retirement date specified in the award. If the named executive dies, then as of the date of death, all unvested restricted stock units granted in 2009 will vest and become nonforfeitable. The restricted stock units granted in 2009 and prior years include the right to receive dividend equivalents in the same amount and at the same time as dividends paid to all Allstate common stockholders.

       The stock options granted in 2009 become exercisable in four annual installments of 25% on the first four anniversaries of the grant date and expire in ten years, except in certain change-in-control situations or under other special circumstances approved by the Committee. Normally, the named executive must be employed at the time of vesting in order for the options to vest. If the named executive terminates on or after the normal retirement date under the stock option award agreements, stock options not vested will continue to vest as scheduled. When the options become vested, they may be exercised by the named executive at any time on or before the earlier to occur of (i) the expiration date of the option and (ii) the fifth anniversary of the date of the named executive's termination of employment. If the named executive dies or becomes disabled, unvested stock options will vest and may be exercised by the named executive officer (or personal representative, estate or transferee, as the case may be) at any time on or before the earlier to occur of (i) the expiration date of the option and (ii) the second anniversary of the date of the named executive's termination of employment. If the named executive terminates for any other reason, any portion of the option not vested will be forfeited. Vested options may be exercised at any time on or before the earlier to occur of (i) the expiration date of the option and (ii) three months after the date of the named executive's termination of employment. The options were granted with an exercise price equal to the closing sale price on the date of grant or, if there was no sale on the date of grant, then on the last previous day on which there was a sale. Each option is a nonqualified stock option. Each option includes tax withholding rights that permit the holder to elect to have shares withheld to satisfy minimum federal, state, and local tax withholding requirements. Option holders may exchange shares previously owned to satisfy all or part of the exercise price. The vested portions of all the options may be transferred during the holder's lifetime to, or for the benefit of, family members. Any taxes payable upon a transferee's subsequent exercise of the option remain the obligation of the original option holder.

Outstanding Equity Awards at Fiscal Year-End 2009

       The following table summarizes the outstanding equity awards of the named executives as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

	Option Awards(1)							Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)		Number of Securities Underlying Unexercised Options (#) Unexercisable(3)		Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)		Market Value of Shares or Units of Stock That Have Not Vested(5)
Mr. Wilson	May 15, 2001	112,892		0		$42.00	May 15, 2011
	Feb. 07, 2002	97,750		0		$33.38	Feb. 07, 2012
	Feb. 07, 2003	101,000		0		$31.78	Feb. 07, 2013
	Feb. 06, 2004	97,100		0		$45.96	Feb. 06, 2014
	Feb. 22, 2005	98,976		0		$52.57	Feb. 22, 2015
	Jun. 01, 2005	100,000		0		$58.47	June 01, 2015
	Jun. 17, 2005	48,852	*	0	*	$59.93	May 18, 2010
	Feb. 21, 2006	49,500		16,500		$53.84	Feb. 21, 2016	Feb. 21, 2006	18,700		$561,748
	Feb. 21, 2006	93,000		31,000		$53.84	Feb. 21, 2016	Feb. 21, 2006	4,750	**	$142,690
	Feb. 20, 2007	131,167		131,168		$62.24	Feb. 20, 2017	Feb. 20, 2007	22,385		$672,445
	Apr. 30, 2007	18,545		18,546	*	$62.32	Feb. 07, 2012
	Feb. 26, 2008	84,579		253,737		$48.82	Feb. 26, 2018	Feb. 26, 2008	36,705		$1,102,618
	Feb. 27, 2009	0		751,636		$16.83	Feb. 27, 2019	Feb. 27, 2009	132,264		$3,973,211
											Aggregate Market Value

											$6,452,712
Mr. Civgin	Sep. 08, 2008	16,250		48,750		$46.48	Sep. 08, 2018	Sep. 08, 2008	6,300	(6)	$189,252
	Feb. 27, 2009	0		201,500		$16.83	Feb. 27, 2019	Feb. 27, 2009	35,458		$1,065,158
											Aggregate Market Value

											$1,254,410
Ms. Greffin	Mar. 13, 2001	10,000		0		$39.67	Mar. 13, 2011
	May 15, 2001	6,500		0		$42.00	May 15, 2011
	Feb. 07, 2002	4,000		0		$33.38	Feb. 07, 2012
	Mar. 12, 2002	18,217		0		$36.61	Mar. 12, 2012
	Feb. 07, 2003	1,346		0		$31.78	Feb. 07, 2013
	Mar. 11, 2003	3,614		0		$31.22	Mar. 11, 2013
	Feb. 06, 2004	4,588		0		$45.96	Feb. 06, 2014
	Mar. 09, 2004	2,000		0		$45.29	Mar. 09, 2014
	Mar. 09, 2004	20,714		0		$45.29	Mar. 09, 2014
	Feb. 22, 2005	4,720		0		$52.57	Feb. 22, 2015
	Feb. 22, 2005	15,314		0		$52.57	Feb. 22, 2015
	Feb. 21, 2006	3,542		1,181		$53.84	Feb. 21, 2016	Feb. 21, 2006	713		$21,418
	Feb. 21, 2006	14,939		4,980		$53.84	Feb. 21, 2016	Feb. 21, 2006	3,009		$90,390
	Feb. 20, 2007	2,427		2,427		$62.24	Feb. 20, 2017	Feb. 20, 2007	2,936		$88,197
	Feb. 20, 2007	10,645		10,646		$62.24	Feb. 20, 2017	Feb. 20, 2007	668		$20,067
	Jul. 17, 2007	1,830		1,830		$60.42	Jul. 17, 2017	Jul. 17, 2007	520		$15,621
	Feb. 26, 2008	17,091		51,274		$48.82	Feb. 26, 2018	Feb. 26, 2008	7,417		$222,807
	Feb. 26, 2008	7,074		21,224		$48.82	Feb. 26, 2018	Feb. 26, 2008	3,070		$92,223
	Aug. 11, 2008	3,562		10,688		$46.56	Aug. 11, 2018	Aug. 11, 2008	1,500		$45,060
	Feb. 27, 2009	0		140,323		$16.83	Feb. 27, 2019	Feb. 27, 2009	24,692		$741,748
											Aggregate Market Value

											$1,337,531
Ms. Mayes	Nov. 12, 2007	50,000		50,000		$53.18	Nov. 12, 2017	Nov. 12, 2007	6,250	(7)	$187,750
	Feb. 26, 2008	18,025		54,075		$48.82	Feb. 26, 2018	Feb. 26, 2008	7,800		$234,312
	Feb. 27, 2009	0		164,545		$16.83	Feb. 27, 2019	Feb. 27, 2009	28,955		$869,808
											Aggregate Market Value

											$1,291,870

Table continues

	Option Awards(1)						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)		Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)		Market Value of Shares or Units of Stock That Have Not Vested(5)
Mr. Ruebenson	Feb. 06, 2004	40,800	0		$45.96	Feb. 06, 2014
	Feb. 22, 2005	30,620	0		$52.57	Feb. 22, 2015
	Feb. 21, 2006	24,750	8,250		$53.84	Feb. 21, 2016	Feb. 21, 2006	1,875	**	$56,325
	Feb. 21, 2006	20,250	6,750		$53.84	Feb. 21, 2016	Feb. 21, 2006	5,000		$150,200
	Feb. 20, 2007	32,900	32,900		$62.24	Feb. 20, 2017	Feb. 20, 2007	9,100		$273,364
	Apr. 13, 2007	1,179	1,180	*	$61.33	Feb. 07, 2013
	Feb. 26, 2008	31,100	93,300		$48.82	Feb. 26, 2018	Feb. 26, 2008	13,500		$405,540
	Feb. 27, 2009	0	302,844		$16.83	Feb. 27, 2019	Feb. 27, 2009	53,291		$1,600,862
										Aggregate Market Value

										$2,486,291

(1)
Options vest in four installments on the first four anniversaries of the grant date. The exercise price of each option is equal to the fair market value of Allstate's common stock on the date of grant. For options granted prior to 2007, fair market value is equal to the average of high and low sale prices on the date of grant, and for options granted in 2007 and thereafter, fair market value is equal to the closing sale price on the date of grant or in each case, if there was no sale on the date of grant, then on the last previous day on which there was a sale. An asterisk (*) denotes reload options issued to replace shares tendered in payment of the exercise price of prior option awards. These reload options are subject to the same vesting terms and expiration date as the original options including becoming exercisable in four annual installments beginning one year after the reload option grant date. For option awards granted after 2003, the Committee eliminated the reload feature and no new option awards will be granted that contain a reload feature.

(2)
The aggregate value and aggregate number of exercisable in-the-money options as of December 31, 2009, for each of the named executives is $0 (0 aggregate number exercisable).

(3)
The aggregate value and aggregate number of unexercisable in-the-money options as of December 31, 2009, for each of the named executives is as follows: Mr. Wilson $9,929,112 (751,636 aggregate number unexercisable), Mr. Civgin $2,661,815 (201,500 aggregate number unexcercisable), Ms. Greffin $1,853,667 (140,323 aggregate number unexercisable), Ms. Mayes $2,173,639 (164,545 aggregate number unexercisable), and Mr. Ruebenson $4,000,569 (302,844 aggregate number unexercisable).

(4)
Except as otherwise noted, each restricted stock unit award vests in one installment on the fourth anniversary of the grant date. Double asterisk (**) denotes restricted stock units that vest in four equal installments on the first four anniversaries of the grant date.

(5)
Amount is based on the closing price of our common stock of $30.04 on December 31, 2009.

(6)
Restricted stock units granted as a new hire award. 2,000 restricted stock units vest on the second anniversary of the grant date and the remaining 4,300 restricted stock units vest on the fourth anniversary of the grant date.

(7)
Restricted stock units granted as a new hire award. 6,250 restricted stock units vest on the second anniversary of the grant date and the remaining 6,250 restricted stock units vest on the fourth anniversary of the grant date.

Option Exercises and Stock Vested at Fiscal Year-End 2009

       The following table summarizes the options exercised by the named executives during 2009 and the restricted stock and restricted stock unit awards that vested during 2009.

OPTION EXERCISES AND STOCK VESTED AT FISCAL YEAR-END 2009

	Option Awards (as of 12/31/09)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Wilson	0	0	46,568	1,051,214
Mr. Civgin	0	0	0	0
Ms. Greffin	0	0	720	13,277
Ms. Mayes	0	0	6,250	180,375
Mr. Ruebenson	0	0	6,549	120,764

Retirement Benefits

       Each named executive officer participates in two different defined benefit pension plans, and one of the named executive officers participates in a third arrangement that provides additional supplemental pension benefits which is referred to as the pension benefit enhancement. The following table summarizes the named executives' pension benefits.

PENSION BENEFITS

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT(1) ($)	PAYMENTS DURING LAST FISCAL YEAR ($)
Mr. Wilson	Allstate Retirement Plan Supplemental Retirement Income Plan	16.8 16.8	346,867 3,870,124	0 0
Mr. Civgin(2)	Allstate Retirement Plan Supplemental Retirement Income Plan	1.3 1.3	0 6,629	0 0
Ms. Greffin	Allstate Retirement Plan Supplemental Retirement Income Plan	19.3 19.3	352,176 1,684,606	0 0
Ms. Mayes(2)	Allstate Retirement Plan Supplemental Retirement Income Plan Ms. Mayes' pension benefit enhancement(3)	2.2 2.2 2.2	6,118 12,348 94,919	0 0 0
Mr. Ruebenson	Allstate Retirement Plan Supplemental Retirement Income Plan	28.0 28.0	1,127,813 3,888,784	0 0

(1)
These amounts are estimates and do not necessarily reflect the actual amounts that will be paid to the named executives, which will only be known at the time they become eligible for payment. Accrued benefits were calculated as of December 31, 2009, and used to calculate the Present Value of Accumulated Benefits at December 31, 2009. December 31 is our pension plan measurement date used for financial statement reporting purposes.

(2)
Mr. Civgin and Ms. Mayes are not currently vested in the Allstate Retirement Plan or the Supplemental Retirement Income Plan.

(3)
See narrative under the heading "Extra Service and Pension Benefit Enhancement" on page 52 for the explanation of the years of credited service with respect to Ms. Mayes' pension benefit enhancement.

       The benefits and value of benefits shown in the Pension Benefits table are based on the following material factors:

  Allstate Retirement Plan ("ARP")

       The ARP has two different types of benefit formulas (final average pay and cash balance) which apply to participants based on their date of hire or individual choice made prior to the January 1, 2003 introduction of a cash balance design. Of the named executives, Ms. Mayes and Mr. Civgin are eligible to earn cash balance benefits. Benefits under the final average pay formula are earned and stated in the form of a straight life annuity payable at the normal retirement date (age 65). Participants who earn final average pay benefits may do so under one or more benefit formulas based on when they become members of the ARP and their years of service.

       Ms. Greffin and Messrs. Ruebenson and Wilson have earned ARP benefits under the post-1988 final average pay formula which is the sum of the Base Benefit and the Additional Benefit, as defined as follows:

  •
  Base Benefit =1.55% of the participant's average annual compensation, multiplied by credited service after 1988 (limited to 28 years of credited service)

  •
  Additional Benefit =0.65% of the amount, if any, of the participant's average annual compensation that exceeds the participant's covered compensation (the average of the maximum annual salary taxable for Social Security over the 35-year period ending the year the participant would reach Social Security retirement age) multiplied by credited service after 1988 (limited to 28 years of credited service)

       Since Mr. Ruebenson earned benefits between January 1, 1978 and December 31, 1988, one component of Mr. Ruebenson's ARP benefit will be based on the following benefit formula:

  1.
  Multiply years of credited service from 1978 through 1988 by 2 1/8%.

  2.
  Then, multiply the percentage from step (1) by

  a.
  Average annual compensation (five-year average) at December 31, 1988, and by

  b.
  Estimated Social Security at December 31, 1988.

  3.
  Then, subtract 2(b) from 2(a). The result is the normal retirement allowance for service from January 1, 1978 through December 31, 1988.

  4.
  The normal retirement allowance is indexed for final average pay. In addition, there is an adjustment of 18% of the normal retirement allowance as of December 31, 1988, to reflect a conversion to a single life annuity.

Mr. Ruebenson's ARP benefit also will include a past service element because he was an employee on December 31, 1978, with one full calendar year of service. This component of his benefit is 0.2% of his 1978 annual compensation up to $15,000 multiplied by the number of his completed calendar years of service prior to and including 1978. There also is an adjustment of 18% to the past service element to convert to a single life annuity. Because credited service under the ARP is limited to 28 years, Mr. Ruebenson's benefit will be calculated using 11 years of credited service under the January 1, 1978, through December 31, 1988, Benefit Formula, 17 years of credited service under the January 1, 1989, Benefit Formula, plus the Past Service Element.

       For participants eligible to earn cash balance benefits, pay credits are added to the cash balance account on a quarterly basis as a percent of compensation and based on the participant's years of vesting service as follows:

Cash Balance Plan Pay Credits

Vesting Service	Pay Credit %
Less than 1 year	0%
1 year, but less than 5 years	2.5%
5 years, but less than 10 years	3%
10 years, but less than 15 years	4%
15 years, but less than 20 years	5%
20 years, but less than 25 years	6%
25 years or more	7%

       The earliest retirement age that a named executive may retire with unreduced retirement benefits under the ARP and Supplemental Retirement Income Plan is age 65. However, a participant earning final average pay benefits is entitled to an early retirement benefit on or after age 55 if he or she terminates employment after the completion of 20 or more years of service. A participant earning cash balance benefits who terminates employment with at least three years of vesting service is entitled to a lump sum benefit equal to his or her cash balance account balance. Currently, only Mr. Ruebenson is eligible for an early retirement benefit. The benefit reduction for early payment of final average pay benefits earned after 1988 is as follows: The Base Benefit as described above is reduced by 0.4% for each full month the benefit is paid prior to the participant's normal retirement date (or benefit retirement age if member prior to 1989). Mr. Ruebenson was a member prior to 1989 and his benefit retirement age under the ARP is age 63. The Additional Benefit is reduced by 2/3 of 1% for each of the first 36 full months and by 1/3 of 1% for each of the next 84 full months by which the benefit commencement date precedes the participant's normal retirement date (age 65). The benefit reduction for early payment of final average pay benefits earned prior to 1989 is 0.4% for each full month prior to age 60.

  Supplemental Retirement Income Plan ("SRIP")

       SRIP benefits are generally determined using a two-step process: (1) determine the amount that would be payable under the ARP formula specified above if the federal limits described above did not apply, then (2) reduce the amount described in (1) by the amount actually payable under the ARP formula. The normal retirement date under the SRIP is age 65. If eligible for early retirement under the ARP, an eligible employee is also eligible for early retirement under the SRIP.

  Other Aspects of the Pension Plans

       Eligible employees are vested in the normal retirement benefit under the ARP and the SRIP on the earlier of the completion of five years of service or upon reaching age 65 for participants with final average pay benefits or the completion of three years of service or upon reaching age 65 for participants whose benefits are calculated under the cash balance formula.

       For the ARP and SRIP, eligible compensation consists of salary, annual cash incentive awards, pre-tax employee deposits made to our 401(k) plan and our cafeteria plan, holiday pay, and vacation pay. Eligible compensation also includes overtime pay, payment for temporary military service, and payments for short term disability, but does not include long-term cash incentive awards or income related to the exercise of stock options and the vesting of restricted stock and restricted stock units. Compensation used to determine benefits under the ARP is limited in accordance with the Internal Revenue Code. Average annual compensation is the average compensation of the five highest consecutive calendar years within the last ten consecutive calendar years preceding the actual retirement or termination date.

       Payment options under the ARP include a lump sum, straight life annuity, and various survivor annuity options. The lump sum under the final average pay benefit is calculated in accordance with the applicable interest rate and mortality as required under the Internal Revenue Code. The lump sum payment under the cash balance benefit is generally equal to a participant's cash balance account balance. Payments from the SRIP and amounts payable relating to Ms. Mayes' pension benefit enhancement are paid in the form of a lump sum using the same interest rate and mortality assumptions used under the ARP.

       The amounts listed in the Present Value of Accumulated Benefit column of the Pension Benefits table and the amounts listed in the footnotes to the Change in Pension Value column of the Summary Compensation Table are based on the following assumptions:

  •
  Discount rate of 6.25%, payment form assuming 80% paid as a lump sum and 20% paid as an annuity, lump-sum/annuity conversion segmented interest rates of 5.0% for the first five years, 6.5% for the next 15 years, and 7% for all years after 20 and the 2010 combined static Pension Protection Act funding mortality table with a blend of 50% males and 50% females (as required under the Internal Revenue Code), and post-retirement mortality for annuitants using the 2010 Internal Revenue Service mandated annuitant table; these are the same as those used for financial reporting year-end disclosure as described in the notes to Allstate's consolidated financial statements. (See note 16 to our audited financial statements for 2009).

  •
  Retirement age: normal retirement age under the ARP and SRIP (65). Based on guidance provided by the Securities and Exchange Commission, we have assumed normal retirement age regardless of any announced or anticipated retirements.

  •
  Expected terminations, disability, and pre-retirement mortality: none assumed.

  Extra Service and Pension Benefit Enhancement

       No additional service is granted under the ARP or the SRIP. Generally, Allstate has not granted additional service credit outside of the actual service used to calculate ARP and SRIP benefits. However, Ms. Mayes has a supplemental nonqualified retirement benefit agreement which provides for additional cash balance pay credits. Ms. Mayes' enhanced pension benefit assumes the maximum 7% pay credits under the cash balance formula less any amounts payable from ARP or SRIP, payable six months following separation from service or upon a change-in-control. Eligible service is calculated from Ms. Mayes' employment date.

       Mr. Wilson has 16.8 years of combined service with Sears, Roebuck and Co., Allstate's former parent company, and Allstate. As a result of his prior Sears service, a portion of Mr. Wilson's retirement benefits will be paid from the Sears pension plan. Similar to other employees with prior Sears service who were employed by Allstate at the time of the spin-off from Sears in 1995, Mr. Wilson's pension benefits under the ARP final average pay benefit and the SRIP are calculated as if he had worked his combined Sears-Allstate career with Allstate, and then are reduced by the amounts earned under the Sears pension plan.

Non-Qualified Deferred Compensation

       The following table summarizes the non-qualified deferred compensation contributions, earnings, and account balances of our named executives in 2009. All amounts relate to the Deferred Compensation Plan.

NON-QUALIFIED DEFERRED COMPENSATION AT FISCAL YEAR-END 2009

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Mr. Wilson	0	0	80,681	0	379,355
Mr. Civgin	0	0	0	0	0
Ms. Greffin	0	0	251,939	0	1,316,517
Ms. Mayes	0	0	0	0	0
Mr. Ruebenson	0	0	143,017	0	849,043

(1)
Aggregate earnings were not included in the named executive's prior year compensation.

(2)
There are no amounts reported in the Aggregate Balance at Last FYE column that were reported in the 2009, 2008 or 2007 Summary Compensation Tables.

       In order to remain competitive with other employers, we allow employees, including the named executives, whose annual compensation exceeds the amount specified in the Internal Revenue Code (e.g., $245,000 in 2009), to defer up to 80% of their salary and/or up to 100% of their annual cash incentive award that exceeds that amount under the Deferred Compensation Plan. Allstate does not match participant deferrals and does not guarantee a stated rate of return.

       Deferrals under the Deferred Compensation Plan are credited with earnings, or are subject to losses, based on the results of the investment option or options selected by the participants. The investment options available under the Deferred Compensation Plan are Stable Value, S&P 500, International Equity, Russell 2000, and Bond Funds—options currently available under our 401(k) plan. Under the Deferred Compensation Plan, deferrals are not actually invested in these funds, but instead are credited with earnings or losses based on the funds' investment experience, which are net of administration and investment expenses. Because the rate of return is based on actual investment measures in our 401(k) plan, no above-market earnings are paid. Similar to our 401(k) plan, participants can change their investment elections daily. Investment changes are effective the next business day. The Deferred Compensation Plan is unfunded; participants have only the rights of general unsecured creditors.

       Deferrals under the Deferred Compensation Plan are segregated into pre-2005 balances and post-2004 balances. A named executive may elect to begin receiving a distribution of a pre-2005 balance upon separation from service or in one of the first through fifth years after separation from service. In either event, the named executive may elect to receive payment of a pre-2005 balance in a lump sum or in annual cash installment payments over a period of two to ten years. An irrevocable distribution election is required before making any post-2004 deferrals into the plan. The distribution options available to the post-2004 balances are similar to those available to the pre-2005 balances, except the earliest distribution date is six months following separation from service. Upon a showing of unforeseeable emergency, a plan participant may be allowed to access certain funds in a deferred compensation account earlier than the dates specified above.

Potential Payments as a Result of Termination or Change-in-Control

  Termination of Employment

       The named executives may become eligible for severance benefits that all regular full-time and regular part-time employees are eligible to receive if their employment is terminated due to lack of work, rearrangement of work, reduction in workforce, or inability to satisfactorily perform the responsibilities of their position. The length of severance benefits depends on the named executive's years of service, up to the maximum provided in the plans.

       Allstate has entered into certain agreements or provides certain plans that will require Allstate Insurance Company or The Allstate Corporation to provide compensation or benefits to the named executives in the event of a termination of employment—other than compensation and benefits generally available to all salaried employees. The amount of compensation payable to each named executive or the value of benefits provided to the named executives that exceed the compensation or benefits generally available to all salaried employees in each situation is listed in the tables below. The payment of the 2009 annual cash incentive award, the 2007-2009 long-term cash incentive award, and any 2009 salary earned but not paid in 2009 due to Allstate's payroll cycle are not included in these tables because these amounts are payable to the named executives regardless of termination, death, or disability. Benefits and payments are calculated assuming a December 31, 2009, employment termination date.

POTENTIAL PAYMENTS UPON TERMINATION(1)
(No Change-in-Control)

Name	Long-Term Cash Incentive Awards(2) ($)	Stock Options— Unvested and Accelerated(3) ($)		Restricted Stock Units— Unvested and Accelerated ($)		Non-Qualified Pension Benefits(4) ($)	Welfare Benefits(5) ($)	Severance(6) ($)	Total ($)
Mr. Wilson
Involuntary Termination(7)	0	0		0		4,781,473	0	968,429	5,749,902
Voluntary Termination/ Retirement(8)	0	0		0		4,781,473	0	0	4,781,473
Death	1,078,722	9,929,112	(9)	6,452,712	(11)	4,781,473	0	0	22,242,019
Disability	1,078,722	9,929,112	(9)	0		4,781,473	4,661,670	0	20,450,977
Mr. Civgin
Involuntary Termination(7)	0	0		0		0	0	21,154	21,154
Voluntary Termination/ Retirement(8)	0	0		0		0	0	0	0
Death	189,444	2,661,815	(9)	1,254,410	(11)	7,445	0	0	4,113,114
Disability	189,444	2,661,815	(9)	0		0	2,682,397	0	5,533,656
Ms. Greffin
Involuntary Termination(7)	0	0		0		2,135,256	0	345,089	2,480,345
Voluntary Termination/ Retirement(8)	0	0		0		2,135,256	0	0	2,135,256
Death	177,174	1,853,667	(9)	1,337,531	(11)	2,135,256	0	0	5,503,628
Disability	177,174	1,853,667	(9)	0		2,135,256	2,587,761	0	6,753,858
Ms. Mayes
Involuntary Termination(7)	0	0		0		110,757	0	42,630	153,387
Voluntary Termination/ Retirement(8)	245,000	2,173,639	(10)	1,291,870	(12)	110,757	0	0	3,821,266
Death	245,000	2,173,639	(9)	1,291,870	(11)	110,757	0	0	3,821,266
Disability	245,000	2,173,639	(9)	0		110,757	857,173	0	3,386,569
Mr. Ruebenson
Involuntary Termination(7)	0	0		0		5,260,413	0	667,197	5,927,610
Voluntary Termination/ Retirement(8)	416,672	4,000,569	(10)	2,486,291	(12)	5,260,413	0	0	12,163,945
Death	416,672	4,000,569	(9)	2,486,291	(11)	5,260,413	0	0	12,163,945
Disability	416,672	4,000,569	(9)	0		5,260,413	726,962	0	10,404,616

(1)
A "0" indicates that either there is no amount payable to the named executive or no amount payable to the named executive that is not made available to all salaried employees.

(2)
If a participant dies, retires or is disabled during a performance cycle, the participant's award will be prorated based on the number of half months in which the participant was eligible to participate during the long-term cash incentive performance cycle. The amount reflected is calculated at target for purposes of this disclosure. The actual payment would be made at the time all awards are paid for that particular performance cycle and calculated based on actual results.

(3)
If the named executive's termination of employment is for any reason other than death, disability, or retirement, unvested stock options will be forfeited, and stock options, to the extent they are vested on the date of termination, may be exercised at any time on or before the earlier to occur of (a) the expiration date of the stock option and (b) three months after the date of termination.

(4)
The present value of the non-qualified pension benefits for each named executive earned through December 31, 2009, based on a 6.25% discount rate is disclosed in the Pension Benefits table. The value in this column represents the present value of each named executive's non-qualified pension benefits (SRIP) earned through December 31, 2009, and is based on the lump sum methodology (i.e., interest rate and mortality table) used by the Allstate pension plans in 2010, as required under the Pension Protection Act. Specifically, the interest rate for 2010 is based on 40% of the average August 30-year Treasury Bond rate from the prior year, and 60% of the average corporate bond segmented yield curve from August of the prior year. The mortality table for 2010 is the 2010 combined static Pension Protection Act funding mortality table with a blend of 50% males and 50% females, as published by the IRS.

SRIP benefits earned through December 31, 2004 (Pre 409A SRIP Benefits) are generally payable at age 65, the normal retirement date under the ARP. Pre 409A SRIP Benefits may be payable earlier upon certain terminations in accordance with the terms of the SRIP. For example, Pre 409A SRIP Benefits may become payable upon reaching age 50 if disabled, following early retirement at age 55 or older with 20 years of service, or upon death. SRIP benefits earned after December 31, 2004 (Post 409A SRIP Benefits) are paid on the January 1 following termination of employment after reaching age 55 (a minimum six month deferral period applies), or immediately upon death.

Footnotes continue

  •
  Mr. Wilson's Pre 409A SRIP Benefit would become payable at age 65, but is immediately payable upon death or disability. Mr. Wilson's Post 409A Benefit would be paid on January 1, 2013, or immediately upon death. Mr. Wilson will turn 65 on October 15, 2022.

  •
  The present value of Mr. Civgin's SRIP benefit earned through December 31, 2009, is $7,445. Mr. Civgin's SRIP benefit is not currently vested but would become payable immediately upon death. Mr. Civgin will turn 65 on May 17, 2026.

  •
  Ms. Greffin's Pre 409A SRIP Benefit would become payable at age 65, but is immediately payable upon death or upon reaching age 50 if disabled. Ms. Greffin's Post 409A Benefit would be paid on January 1, 2016, or immediately upon death. Ms. Greffin will turn 65 on August 16, 2025.

  •
  The present value of Ms. Mayes' non-qualified pension benefits earned through December 31, 2009, is $110,757 ($12,750 SRIP benefit, plus a $98,007 pension benefit enhancement). Ms. Mayes' SRIP benefit is not currently vested and would become payable immediately upon death. In addition, if Ms. Mayes were to terminate prior to the date the SRIP benefit becomes vested, the SRIP benefit would be paid under the terms of her pension benefit enhancement. Ms. Mayes' pension benefit enhancement is payable immediately upon death or six months after separation from service under each of the other employment termination scenarios. Ms. Mayes will turn 65 on July 9, 2014.

  •
  Based on Mr. Ruebenson's age and service, his Pre 409A SRIP Benefit is payable under the terms of the plan under each of the employment termination scenarios. Mr. Ruebenson's Post 409A Benefit would be paid on July 1, 2010, or immediately upon death. Mr. Ruebenson will turn 65 on May 31, 2013.

(5)
The named executives are eligible to participate in Allstate's supplemental long-term disability plan for employees whose annual earnings exceed the level which produces the maximum monthly benefit provided by the Allstate Long Term Disability Plan (Basic Plan). The benefit is equal to 50% of the named executive's qualified annual earnings divided by twelve and rounded to the nearest one hundred dollars, reduced by $7,500, which is the maximum monthly benefit payment that can be received under the Basic Plan. The amount reflected assumes the named executive remains totally disabled until age 65 and represents the present value of the monthly benefit payable until age 65.

(6)
The "Severance" amount is the lump sum payment that named executives would be eligible to receive in the event of employment termination resulting from a lack of work, rearrangement of work, or reduction in workforce plus an amount of vacation accrual severance benefit, if applicable. The lump sum severance benefit is equal to two weeks of pay for each complete year of service, up to a maximum of 52 weeks of pay, and is the same benefit available to all regular full-time and regular part-time employees. The vacation accrual severance benefit is equal to the value at December 31, 2009, of the vacation days accrued but not yet taken between the executive's anniversary date in 2000 and December 31, 2000. This same benefit was made available to all eligible regular full-time and regular part-time employees following a change to the company vacation policy. Only Messrs. Wilson and Ruebenson and Ms. Greffin have a vacation accrual severance benefit amount included in the Severance column of $30,738, $29,690, and $7,136 respectively.

(7)
Examples of "Involuntary Termination" independent of a change-in-control include performance-related terminations, reorganization, and terminations for employee dishonesty and violation of Allstate rules, regulations, or policies.

(8)
As of December 31, 2009, Messrs. Wilson and Civgin and Ms. Greffin were not eligible to retire in accordance with Allstate's policy or the terms of any of the Allstate compensation and benefit plans including the long-term cash incentive and equity incentive plans. If Messrs. Wilson, Civgin or Ms. Greffin voluntarily terminates employment, the non-qualified pension benefit would become payable as described in footnote (4) above. If Ms. Mayes or Mr. Ruebenson voluntarily terminates employment it would be considered a retirement because both Ms. Mayes and Mr. Ruebenson are eligible to retire in accordance with Allstate's policy and the terms of its compensation and benefit plans.

(9)
If the named executive's termination of employment is on account of death or disability, then stock options, to the extent not vested, will vest and may be exercised at any time on or before the earlier to occur of (1) the expiration date of the option and (2) the second anniversary of the date of termination of employment. Stock option values are based on a December 31, 2009, market close price of $30.04 per share of Allstate stock.

(10)
If the named executive retires at the normal retirement date or a health retirement date, unvested stock options continue to vest in accordance with their terms, and all outstanding stock options, when vested, may be exercised, in whole or in part, by the named executive at any time on or before the earlier to occur of (a) the expiration date of the stock option and (b) the fifth anniversary of the date of such termination of employment. The "normal retirement date" under the stock option awards is the date on or after the date the named executive attains age 60 with at least one year of service. The "health retirement date" is the date on which the named executive terminates for health reasons after attaining age 50, but before attaining age 60, with at least ten years of continuous service. If the named executive retires at the early retirement date, unvested stock options are forfeited, and stock options, to the extent they are vested on the date of termination, may be exercised, in whole or in part, by the named executive at any time on or before the earlier to occur of (a) the expiration date of the stock option and (b) the fifth anniversary of the date of termination of employment. The "early retirement date" is the date the named executive attains age 55 with 20 years of service. The aggregate value of unexercisable in-the-money options as of December 31, 2009, based on a market close price of $30.04 per share of Allstate stock for each of the named executives is reflected in the table. The actual amount received by the named executives would be based on the market close price on the date the stock options were exercised.

(11)
If the named executive's termination of employment is a result of death, restricted stock units immediately become nonforfeitable and the restrictions expire. The December 31, 2009, market close price of $30.04 per share of Allstate stock was used to value the unvested and nonforfeitable awards.

Footnotes continue

(12)
If the named executive retires on or after attaining age 60 with at least one year of service, then no unvested restricted shares or restricted stock units are forfeited and the unvested shares or restricted stock units will remain subject to the restriction period established in the award agreement. If the named executive dies following retirement and before the end of the restriction period, then all unvested restricted stock units immediately become nonforfeitable and vest as of the date of death. The aggregate value of unvested restricted shares or restricted stock units as of December 31, 2009, based on a market close price of $30.04 per share of Allstate stock for each of the named executives is reflected in the table. The actual amount received by the named executives would be based on the market close price on the date the stock restriction lapses.

  Change-in-Control

       The Allstate Corporation and Allstate Insurance Company have entered into agreements with the named executives to provide certain benefits and compensation in the event of a change-in-control. In general, a change-in-control is one or more of the following events: (1) any person acquires 30% or more of the combined voting power of Allstate common stock within a 12-month period; (2) any person acquires more than 50% of the combined voting power of Allstate common stock; (3) certain changes are made to the composition of the Board; or (4) the consummation of a merger, reorganization, or similar transaction. These triggers were selected because, in a widely held company the size of Allstate, they could each result in a substantial change in management.

       During the two-year period following a change-in-control, the change-in-control agreements provide for a minimum salary, annual cash incentive awards, long-term cash incentive awards, and other benefits. In addition, they provide that the named executives' positions, authority, duties, and responsibilities will be at least commensurate in all material respects with those held prior to the change-in-control.

       Under the change-in-control agreements, severance benefits would be payable if a named executive's employment is terminated either by Allstate without "cause" or by the executive for "good reason" as defined in the agreements during the two-year period following the change-in-control. Cause means the named executive has been convicted of a felony or other crime involving fraud or dishonesty, has willfully or intentionally breached the change-in-control agreement, has habitually neglected his or her duties, or has engaged in willful or reckless material misconduct in the performance of his or her duties. Good reason includes a material diminution in a named executive's base compensation, authority, duties, or responsibilities, a material change in the geographic location where the named executive performs services, or a material breach of the change-in-control agreement by Allstate. The principal severance benefits payable on post-change-in-control terminations include: pro-rated annual cash incentive awards and long-term cash incentive awards (all at target); a payment equal to three times the sum of the executive's base salary and target annual cash incentive award; the continuation of certain welfare benefits for the continuation coverage period at a cost not to exceed the amount paid by the named executive prior to termination; outplacement services; an enhanced retirement benefit consisting of an additional three years of service, age, and compensation; and reimbursement (on an after-tax basis) of any resulting excise taxes.

       If a named executive's employment is terminated by reason of death or disability during the two-year period commencing on the date of a change-in-control, Allstate will pay the named executive or the named executive's estate a lump-sum cash amount equal to all amounts earned but unpaid, including any annual and long-term cash incentive awards, as of the termination date. In addition, in the event of death, the named executive's estate or beneficiary will be entitled to survivor and other benefits, including retiree medical coverage, if eligible, that are not less favorable than the most favorable benefits available to the estates or surviving families of peer executives of Allstate. In the event of disability, Allstate will pay disability and other benefits, including supplemental long-term disability benefits and retiree medical coverage, if eligible, that are not less favorable than the most favorable benefits available to disabled peer executives. If Allstate terminates a named executive's employment for cause, our sole obligation is to pay the named executive a lump-sum cash amount equal to all amounts earned and due to be paid, but unpaid, as of the termination date.

       If a named executive incurs legal fees or other expenses in an effort to enforce the change-in-control agreement, Allstate will reimburse the named executive for these expenses unless it is established by a court that the named executive had no reasonable basis for the claim or acted in bad faith.

       Effective upon a change-in-control, the named executives become subject to covenants prohibiting competition and solicitation of employees, customers, and suppliers at any time until one year after termination of employment.

       The following table describes the estimated compensation or benefits that would be provided by Allstate Insurance Company or The Allstate Corporation to the named executives in the event of a change-in-control that exceed the compensation or benefits generally available to all salaried employees in each situation. The payment of the 2009 annual cash incentive award, the 2007-2009 long-term cash incentive award and any 2009 salary earned but not paid in 2009 due to Allstate's payroll cycle are not included in these tables because these amounts are payable to the named executives regardless of termination, death, or disability. Benefits and payments are calculated assuming a December 31, 2009, employment termination date or change-in-control.

POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL(1)

Name	Change-in- Control Severance ($)		Stock Options— Unvested and Accelerated(3) ($)	Restricted Stock Units— Unvested and Accelerated(5) ($)	Non-Qualified Pension and Deferred Compensation ($)		Welfare Benefits and Outplacement Services ($)		Excise Tax Reimbursement and Tax Gross-Up(9) ($)	Total ($)
Mr. Wilson
Immediately Payable Upon Change-in-Control	0		9,929,112	6,452,712	5,160,828	(6)	0		0	21,542,652
Involuntary or Good Reason Termination	11,687,780	(2)	See footnote 4	See footnote 4	See footnote 7		56,964	(8)	0	11,744,744
Death/Disability/For Cause Termination	0		0	0	0		0		0	0
Mr. Civgin
Immediately Payable Upon Change-in-Control	0		2,661,815	1,254,410	7,445	(6)	0		0	3,923,670
Involuntary or Good Reason Termination	3,585,506	(2)	See footnote 4	See footnote 4	See footnote 7		35,356	(8)	2,049,990	5,670,852
Death/Disability/For Cause Termination	0		0	0	0		0		0	0
Ms. Greffin
Immediately Payable Upon Change-in-Control	0		1,853,667	1,337,531	3,451,773	(6)	0		0	6,642,971
Involuntary or Good Reason Termination	4,685,500	(2)	See footnote 4	See footnote 4	See footnote 7		41,695	(8)	2,098,183	6,825,378
Death/Disability/For Cause Termination	0		0	0	0		0		0	0
Ms. Mayes
Immediately Payable Upon Change-in-Control	0		2,173,639	1,291,870	110,757	(6)	0		0	3,576,266
Involuntary or Good Reason Termination	3,583,201	(2)	See footnote 4	See footnote 4	See footnote 7		25,777	(8)	1,875,220	5,484,198
Death/Disability/For Cause Termination	0		0	0	0		0		0	0
Mr. Ruebenson
Immediately Payable Upon Change-in-Control	0		4,000,569	2,486,291	6,109,456	(6)	0		0	12,596,316
Involuntary or Good Reason Termination	7,290,520	(2)	See footnote 4	See footnote 4	See footnote 7		28,808	(8)	3,448,171	10,767,499
Death/Disability/For Cause Termination	0		0	0	0		0		0	0

(1)
A "0" indicates that either there is no amount payable to the named executive or no amount payable to the named executive that is not made available to all salaried employees.

(2)
Change-in-control severance benefits upon an involuntary termination or termination for good reason contain the following elements:

•
three times the named executive's base salary;

•
three times the named executive's annual cash incentive award calculated at target;

•
the named executive's pro-rata long-term cash incentive award for the 2008-2010 performance cycle calculated at target; and

•
a lump sum payment equal to the positive difference, if any, between: (a) the sum of the lump-sum values of each maximum annuity that would be payable to the named executive under any defined benefit plan (whether or not qualified under Section 401(a) of the Internal Revenue Code) if the named executive had: (i) become fully vested in all such benefits, (ii) attained as of the named executive's termination date an age that is three years greater than named executive's actual age, (iii) accrued a number of years of service that is three years greater than the number of years of service actually accrued by the named executive as of the named executive's termination date, and (iv) received a lump-sum severance benefit consisting of three times base salary, three times annual incentive cash compensation calculated at target, plus the 2009 annual incentive cash award as covered compensation in equal monthly installments during the three-year period following the named executive's termination date; and (b) the lump-sum values of the maximum annuity benefits vested and payable to the named executive under each defined benefit plan that is qualified under Section 401(a) of the Internal Revenue Code plus the aggregate amounts simultaneously or previously paid to the named executive under the defined benefit plans (whether or not qualified under Section 401(a)). The calculation of the lump sum amounts payable under this formula does not impact the benefits payable under the ARP, the SRIP, or Ms. Mayes' pension benefit enhancement. Ms. Mayes' pension benefit enhancement is described in the Retirement Benefits narrative.

The change-in-control agreements provide that if the after-tax benefits of all change of control payments are less than 110% of the after-tax benefit of the safe harbor benefit amount, then the change-in-control benefits are to be reduced to the safe harbor benefit amount. The safe harbor benefit amount is the highest level of benefits that can be paid before which an excise tax under section 4999 of the Internal Revenue Code would apply. Mr. Wilson's change-in-control severance benefits were reduced by $1,040,254 in accordance with the terms of the change-in-control agreement.

(3)
Stock option values are based on a December 31, 2009, market close price of $30.04 per share of Allstate stock.

(4)
For purposes of this table, unvested stock options and restricted stock units, which would have been immediately payable upon a change-in-control regardless of termination of employment, were assumed to have been paid immediately prior to termination and are reflected in the "Immediately Payable Upon Change-in-Control" row.

(5)
The December 31, 2009, market close price of $30.04 per share of Allstate stock was used to value the unvested and nonforfeitable restricted stock unit and restricted stock awards.

(6)
Within five business days after the effective date of a change-in-control, the named executives will receive a lump sum payment equal to the present value of the named executive's SRIP benefit, pension benefit enhancement, if applicable, and deferred compensation account balance. The present value of SRIP benefits earned through December 31, 2009, is based on the lump sum methodology (i.e., interest rate and mortality table) used by the Allstate pension plans in 2010, as required under the Pension Protection Act. Specifically, the interest rate for 2010 is based on 40% of the average August 30-year Treasury Bond rate from the prior year, and 60% of the average corporate bond segmented yield curve from August of the prior year. The mortality table for 2010 is the 2010 combined static Pension Protection Act funding mortality table with a blend of 50% males and 50% females, as published by the IRS. Refer to the Retirement Benefits section beginning on page 50 for a discussion of the SRIP benefit and pension benefit enhancement. See the Potential Payments Upon Termination table and the corresponding footnotes on pages 54-56 for a breakdown of the present value of the SRIP and pension benefit enhancements for Ms. Mayes. See the Non-Qualified Deferred Compensation at Fiscal Year-End 2009 table on page 53 for additional information on the Deferred Compensation Plan and information regarding the named executive's account balances as of December 31, 2009.

Footnotes continue

(7)
For purposes of this table, the present value of non-qualified pension benefits earned through December 31, 2009, and the named executive's Deferred Compensation Plan account balance, if any, which would have been immediately payable upon a change-in-control regardless of termination of employment were assumed to have been paid immediately prior to termination upon the effective date of a change of control and are reflected in the "Immediately Payable Upon Change-in-Control" row.

(8)
The Welfare Benefits and Outplacement Services amount includes the cost to provide certain welfare benefits to the named executive and family during the period which the named executive is eligible for continuation coverage under applicable law. The amount shown reflects Allstate's costs for these benefits or programs assuming an 18-month continuation period. The value of outplacement services for Mr. Wilson is $40,000 and $20,000 for each other named executive officer.

(9)
Certain payments made as a result of a change in control are subject to a 20% excise tax imposed on the named executive by Section 4999 of the Code. The Excise Tax Reimbursement and Tax Gross-up is the amount Allstate would pay to the named executive as reimbursement for the 20% excise tax plus a tax gross-up for any taxes incurred by the named executive resulting from the reimbursement of such excise tax. The estimated amounts of reimbursement of any resulting excise taxes were determined without regard to the effect that restrictive covenants and any other facts and circumstances may have on the amount of excise taxes, if any, that ultimately might be payable in the event these payments were made to a named executive which is not subject to reliable advance prediction or a reasonable estimate.

Compensation Policies and Practices Risk Discussion

       We have reviewed our compensation policies and practices, and believe that they are appropriately structured, that they are consistent with our key operating priority of keeping the company financially strong, and that they avoid providing incentives for employees to engage in unnecessary and excessive risk taking. As described in the Board Role in Risk Oversight section of the Corporate Governance Practices and Code of Ethics portion of this proxy statement, the Board and Audit Committee both play an important role in risk management oversight, including reviewing how management measures, evaluates, and manages the corporation's exposure to risks posed by a wide variety of events and conditions. In addition, the Compensation and Succession Committee employs an independent executive compensation consultant each year to assess Allstate's executive pay levels, practices, and overall program design.

       Our compensation programs provide a balanced mix of cash and equity through annual and long-term incentives to align with short-term and long-term business goals. We utilize a full range of performance measures that we believe correlate to long-term shareholder value creation. Cash incentive awards are paid only after a review of executive and corporate performance. Our calculation of corporate income includes a quarterly re-estimation of property-liability reserves. As a result, to a significant extent, if we under-estimate or over-estimate losses in a given year, income and annual cash incentives will be impacted in the following year. Furthermore, to ensure our compensation programs do not motivate imprudent risk taking, awards made after May 19, 2009, under the 2009 Equity Incentive Plan and awards made beginning in 2010 under the Annual Executive Incentive Plan are subject to clawback in the event of certain financial restatements.

Performance Measures

       Information regarding our performance measures is disclosed in the limited context of our annual and long-term cash incentive awards and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

       The following are descriptions of the performance measures used for our annual cash incentive awards for 2009 and our long-term cash incentive awards for the 2007-2009 cycle. These measures are not GAAP measures. They were developed uniquely for incentive compensation purposes and are not reported items in our financial statements. Some of these measures use non-GAAP measures and operating measures. The Committee has approved the use of non-GAAP and operating measures when appropriate to drive executive focus on particular strategic, operational, or financial factors or to exclude factors over which our executives have little influence or control, such as capital market conditions.

  Annual Cash Incentive Awards for 2009

       Operating Income:      This measure is used to assess financial performance. This measure is equal to net income adjusted to exclude the after tax effects of the items listed below:

  •
  Realized capital gains and losses (which includes the related effect on the amortization of deferred acquisition and deferred sales inducement costs) except for periodic settlements and accruals on certain non-hedge derivative instruments, which are reported with realized capital gains and losses but included in Operating Income.
  •
  Gains and losses on disposed operations.
  •
  Adjustments for other significant non-recurring, infrequent, or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years or (b) there has been no similar charge or gain within the prior two years.

Corporate Measures

       Adjusted Operating Income Per Diluted Share:      This measure is used to assess financial performance. The measure is equal to net income adjusted to exclude the after-tax effects of the items listed below, divided by the weighted average shares outstanding on a diluted basis:

  •
  Realized capital gains and losses (which includes the related effect on the amortization of deferred acquisition and deferred sales inducement costs) except for periodic settlements and accruals on certain non-hedge derivative instruments, which are reported with realized capital gains and losses but included in Operating Income, and equity method of accounting income from limited partnership interests to be consistent with the incentive goals.
  •
  Gains and losses on disposed operations.
  •
  Adjustments for other significant non-recurring, infrequent, or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years or (b) there has been no similar charge or gain within the prior two years.
  •
  Restructuring and related charges.
  •
  Effects of acquiring businesses.
  •
  Negative operating results of sold businesses.
  •
  Underwriting results of the Discontinued Lines and Coverages segment.
  •
  Any settlement, awards, or claims paid as a result of lawsuits and other proceedings brought against Allstate subsidiaries regarding the scope and nature of coverage provided under insurance policies issued by such companies.
  •
  Identifiable effects of the adopted accounting standard for other-than-temporary impairments to be consistent with incentive goals.

       Adjusted Net Income:      This measure is used to assess financial performance. The measure is equal to net income adjusted to exclude the after-tax effects of the items listed below:

  •
  Gains and losses on disposed operations.
  •
  Adjustments for other significant non-recurring, infrequent, or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years or (b) there has been no similar charge or gain within the prior two years.
  •
  Restructuring and related charges.
  •
  Effects of acquiring businesses.
  •
  Negative operating results of sold businesses.
  •
  Underwriting results of Discontinued Lines and Coverages segment.
  •
  Any settlement, awards, or claims paid as a result of lawsuits and other proceedings brought against Allstate subsidiaries regarding the scope and nature of coverage provided under insurance policies issues by such companies.
  •
  Identifiable effects of the adopted accounting standard for other-than-temporary impairments to be consistent with incentive goals.

Allstate Protection Measures

       Financial Product Sales ("Production Credits"):      This measure of sales and related profitability of proprietary and non-proprietary financial products sold through the Allstate Exclusive Agency channel is used by management to assess the execution of our financial services strategy. This measure is calculated as the total amount of production credits for current year transactions. Production credits are an internal sales statistic calculated as a percent of premium or deposits to life insurance, annuities, or mutual funds which vary based on the expected profitability of the specific financial product.

       Growth and Profit Matrix:      A matrix used by management that combines financial measures in order to emphasize a balanced approach to premium growth and profit. The matrix utilizes (a) the percent increase in Allstate Protection premiums written, excluding the cost of catastrophe reinsurance and excluding premiums written for personal property insurance in catastrophe prone markets and (b) the Allstate Protection combined ratio adjusted to exclude the effect of restructuring and related charges. For disclosure of Allstate Protection premiums written and combined ratio, see the discussion of the Allstate Protection segment in Management's Discussion and Analysis of Financial Condition and Results of Operations in this booklet.

Allstate Financial Measures

       Adjusted Operating Income:      This is a measure management uses to assess the profitability of the business. The Allstate Financial segment measure, operating income, is adjusted to include equity method of accounting income from limited partnership interests to be consistent with the incentive goals, and to exclude the after tax effects of restructuring and related charges, the potential amount by which 2009 guaranty fund assessments related to insured solvencies exceed $6 million, and the identifiable effects of the adopted accounting standard for other-than-temporary impairments to be consistent with incentive goals. For disclosure of the Allstate Financial segment measure see footnote 18 to our audited financial statements.

       Financial Product Sales ("Production Credits"):      See definition under "Allstate Protection Measures, " above.

       Total Return:      Total return is principally determined using industry standards and the same sources used in preparing the financial statements to determine fair value. (See footnotes to our audited financial statements for our methodologies for estimating the fair value of our investments.) In general, total return represents the increase or decrease, expressed as a percentage, in the value of the portfolio over a one-year period. Time weighted returns are used.

  •
  Allstate Financial Total Return: Total return for Allstate Financial investments, including those held in certain subsidiaries, such as Allstate Life Insurance Company of New York. Allstate Financial Total Return includes derivatives and excludes the identifiable effects of the adopted accounting standard for other-than-temporary impairments to be consistent with incentive goals.

Allstate Investments Measures

       Investment Income Measures:      Management uses the two following measures to assess the one year financial operating performance provided from investments relative to internal goals. Both measures exclude the identifiable effects of the adopted accounting standard for other-than-temporary impairments to be consistent with incentive goals.

  •
  Allstate Consolidated Net Interest and Dividends consists of the reported 2009 net investment income in the consolidated financial statements including amounts for the equity method of accounting income from limited partnership interests to be consistent with the incentive goals and adjusting investment expenses to exclude the difference between actual expenses and expenses used to determine incentive goals for certain employee benefit and incentive expenses.

  •
  Allstate Consolidated Net Investment Income, including Realized Capital Gains and Losses incorporates Net Interest and Dividends, as defined above, in addition to realized capital gains and losses. It does not include unrealized capital gains and losses.

  Deployable Capital Measures

       Portfolio Total Return:      Management uses the three following measures to assess the value of active portfolio management relative to internal goals. Total return is principally determined using industry standards and the same sources used in preparing the financial statements to determine fair value. (See footnotes to our audited financial statements for our methodologies for estimating the fair value of our investments.) In general, total return represents the increase or decrease, expressed as a percentage, in the value of the portfolio over a one-year period. Time weighted returns are utilized. Property Liability Total Return and Allstate Financial Total Return exclude the identifiable effects of the adopted accounting standard for other-than-temporary impairments to be consistent with incentive goals. The specific measures and investments included are listed below:

  •
  Property Liability Total Return: Total return for Property-liability investments including investments held in certain subsidiaries, such as New Jersey and Florida subsidiaries.

  •
  Allstate Financial Total Return: See definition under "Allstate Financial Measures," above.

  •
  Allstate Pension Plans Total Return: Total return for the Allstate Retirement Plan and Agent Pension Plan investments.

  Long-Term Cash Incentive Awards

       Average Adjusted Return on Equity Relative to Peers:      This measure is used to assess Allstate's financial performance against its peers. It is calculated as Allstate's ranked position relative to the insurance company peer group based upon three-year average adjusted return on equity, calculated on the same basis for Allstate and each of the peer insurance companies. Three-year average adjusted return on equity is the sum of the annual adjusted return on equity for each of the three years in the cycle divided by three. The annual adjusted return on equity is calculated as the ratio of net income divided by the average of shareholders' equity at the beginning and at the end of the year after excluding the component of accumulated other comprehensive income for unrealized net capital gains and losses.

       Allstate Financial Return on Total Capital:      This is a measure management uses to measure the efficiency of capital utilized in the business. Three-year Allstate Financial return on total capital is the sum of the annual adjusted return on subsidiaries' shareholder's equity for each of the three years divided by three. The annual adjusted return on subsidiaries' shareholder's equity is the Allstate Financial measure, operating income, divided by the average subsidiaries' shareholder's equity at the beginning and at the end of the year. The subsidiaries' shareholder's equity is the sum of the subsidiaries' shareholder's equity for Allstate Life Insurance Company, Allstate Bank, American Heritage Life Investment Corporation, and certain other minor entities, adjusted to exclude the loan protection business and excluding the component of accumulated other comprehensive income for unrealized net capital gains. (See note 18 to our audited financial statements for Allstate Financial net income.)

       Allstate Protection Growth in Policies in Force Over Three-Year Cycle:      This is a measure used by management to assess growth in the number of policies in force, which is a driver of premiums written. The measure is calculated as the sum of the percent increase in each of the three years in the total number of policies in force at the end of the year over the beginning of the year. The measure excludes property insurance, Allstate Motor Club, and the loan protection business and includes Allstate Canada.

Security Ownership of Directors and Executive Officers

______________________________________________

        The following table shows the number of shares of Allstate common stock beneficially owned by each director and named executive officer individually, and by all executive officers and directors of Allstate as a group. Shares reported as beneficially owned include shares held indirectly through the Allstate 401(k) Savings Plan and other shares held indirectly, as well as shares subject to stock options exercisable on or prior to May 9, 2010, and restricted stock units for which restrictions expire on or prior to May 9, 2010. The percentage of Allstate shares of common stock beneficially owned by any Allstate director or nominee or by all directors and executive officers of Allstate as a group does not exceed 1%. The following share amounts are as of March 10, 2010. As of March 10, 2010, none of these shares were pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Allstate Common Stock (a)	Common Stock Subject to Options Exercisable and Restricted Stock Units for which restrictions expire on or prior to May 9, 2010— Included in Column (a) (b)
F. Duane Ackerman	53,021	31,000
Robert D. Beyer	56,233	6,667
Don Civgin	67,054	66,625
W. James Farrell	39,308	29,329
Jack M. Greenberg	27,500	25,000
Judith P. Greffin	237,931	227,788
Ronald T. LeMay	36,500	31,000
Michele C. Mayes	132,391	127,186
Andrea Redmond	0	0
H. John Riley, Jr.	63,426	31,000
George Ruebenson	347,018	327,325
Joshua I. Smith	29,365	23,999
Judith A. Sprieser	32,244	31,000
Mary Alice Taylor	49,280	31,000
Thomas J. Wilson	1,631,143	1,451,656
All directors and executive officers as a group	4,203,608	3,702,996

Security Ownership of Certain Beneficial Owners

______________________________________________

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Northern Trust Corporation 50 S. LaSalle Street Chicago, IL 60675	31,832,678	(1)	5.93%

(1)
As of December 31, 2009. Held by Northern Trust Corporation together with certain subsidiaries (collectively "Northern"). Of such shares, Northern held 2,664,799 with sole voting power; 29,089,780 with shared voting power; 5,912,264 with sole investment power; and 2,560,818 with shared investment power. 23,700,047 of such shares were held by The Northern Trust Company as trustee on behalf of participants in Allstate's 401(k) Savings Plan. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

Audit Committee Report

______________________________________________

        Deloitte & Touche LLP ("Deloitte") was Allstate's independent registered public accountant for the year ended December 31, 2009.

       The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2009.

       The committee has discussed with Deloitte the matters required to be discussed by the statement of Auditing Standards No. 114 (The Auditor's Communication with Those Charged with Governance) (formerly, Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T).

       The committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the committee concerning independence and has discussed with Deloitte its independence.

       Based on these reviews and discussions and other information considered by the committee in its judgment, the committee recommended to the Board of Directors that the audited financial statements be included in Allstate's annual report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission and furnished to stockholders with this Notice of Annual Meeting and Proxy Statement.

Judith A. Sprieser (Chair)
F. Duane Ackerman	Joshua I. Smith
Jack M. Greenberg	Mary Alice Taylor
Ronald T. LeMay

Section 16(a) Beneficial Ownership Reporting Compliance

______________________________________________

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Allstate's executive officers, directors, and persons who beneficially own more than ten percent of Allstate's common stock to file reports of securities ownership and changes in such ownership with the SEC.

       Based solely upon a review of copies of such reports or written representations that all such reports were timely filed, Allstate believes that each of its executive officers, directors, and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2009.

Related Person Transactions

______________________________________________

        The Nominating and Governance Committee of Allstate's Board has adopted a written policy regarding the review, approval, or ratification of transactions with related persons. It is available on the Corporate Governance portion of allstate.com. In accordance with the policy, the committee or the committee chair reviews transactions with the corporation in which the amount involved exceeds $120,000 and in which any "related person" had, has, or will have a direct or indirect material interest. In general, "related persons" are directors, executive officers, their immediate family members, and stockholders beneficially owning five percent or more of our outstanding stock. The committee or chair approves or ratifies only those transactions that are in, or not inconsistent with, the best interests of the corporation and its stockholders. Transactions are reviewed and approved or ratified by the chair when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports to the committee any transactions so approved. Annually, the committee will review any previously approved or ratified related person transactions that remain ongoing. There were no related person transactions identified for 2009.

Stockholder Proposals for Year 2011 Annual Meeting

______________________________________________

        Proposals which stockholders intend to be included in Allstate's proxy material for presentation at the 2011 annual meeting of stockholders must be received by the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite A3, Northbrook, Illinois 60062-6127 by December 2, 2010, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2011 annual meeting.

       If a stockholder desires to bring a matter before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in Allstate's bylaws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Office of the Secretary or can be accessed on Allstate's website, allstate.com. One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2011 annual meeting must be received by the Office of the Secretary no earlier than January 18, 2011, and no later than February 17, 2011. Among other things described fully in the bylaws, the notice must describe the business proposed to be brought before the meeting, the reasons for conducting the business at the meeting, and any material interest of the stockholder in the business. It should be noted that these bylaw procedures govern proper submission of business to be put before a stockholder vote at the annual meeting.

Proxy Solicitation

______________________________________________

        Officers and other employees of Allstate and its subsidiaries may solicit proxies by mail, personal interview, telephone, facsimile, electronic means, or via the Internet. None of these individuals will receive special compensation for these services, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. Allstate has also made arrangements with brokerage firms, banks, record holders, and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. Allstate will reimburse them for reasonable out-of-pocket expenses. Georgeson Inc., 17 State Street, New York, NY 10004 has been retained to assist in the solicitation of proxies for a fee not to exceed $26,000 plus expenses. Allstate will pay the cost of all proxy solicitation.

By order of the Board,

Mary J. McGinn Secretary
Dated: April 1, 2010

Appendix A

POLICY REGARDING PRE-APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT'S SERVICES

Purpose and Applicability

       The Audit Committee recognizes the importance of maintaining the independent and objective stance of our Independent Registered Public Accountant. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the Independent Registered Public Accountant.

       The Committee recognizes that the Independent Registered Public Accountant possess a unique knowledge of the Corporation and its subsidiaries and can provide necessary and valuable services to the Corporation in addition to the annual audit. The provision of these services is subject to three basic principles of auditor independence: (i) auditors cannot function in the role of management, (ii) auditors cannot audit their own work; and (iii) auditors cannot serve in an advocacy role for their client. Consequently, this policy sets forth guidelines and procedures to be followed by this Committee when approving services to be provided by the Independent Registered Public Accountant.

Policy Statement

       Audit Services, Audit-Related Services, Tax Services, Other Services, and Prohibited Services are described in the attached appendix. All services to be provided by the Independent Registered Public Accountant must be approved by the Audit Committee or the Chair of the Audit Committee. Neither the Audit Committee nor the Chair will approve the provision of any Prohibited Services by the Independent Registered Public Accountant.

Procedures

       In connection with the approval by the Audit Committee of the engagement of the Independent Registered Public Accountant to provide Audit Services for the upcoming fiscal year, the Independent Registered Public Accountant will submit to the Committee for approval schedules detailing all of the specific proposed Audit, Audit-Related, Tax, and Other Services, together with estimated fees for such services that are known as of that date. Subsequent to the Audit Committee's approval of audit engagement, Corporation management may submit to the Committee or the Chair for approval schedules of additional specific proposed Audit, Audit-Related, Tax, and Other Services that management recommends be provided by the Independent Registered Public Accountant during the audit and professional engagement period. Regardless of when proposed to the Committee or the Chair, each specific service will require approval by the Committee or the Chair before commencement of the specified service. The Independent Registered Public Accountant will confirm to the Committee or the Chair that each specific proposed service is permissible under applicable regulatory requirements.

       Prior to approval of any specific Tax Service, the Independent Registered Public Accountant shall also provide to the Committee or the Chair a written description of (i) the scope of the service and the related fee structure, (ii) any side letter or other agreement between the Independent Registered Public Accountant and the Corporation or any subsidiary regarding the service, and (iii) any compensation arrangement or other agreement between the Independent Accountant and any person with respect to promoting, marketing, or recommending a transaction covered by the service.

Delegation to Chair

       In addition to the Audit Committee, the Chair of the Audit Committee has the authority to grant approvals of services to be provided by the Independent Registered Public Accountant. The decisions of the Chair to approve services shall be reported to the Audit Committee at each of its regularly scheduled meetings.

Review of Services

       At each regularly scheduled Audit Committee meeting, the Audit Committee shall review a report containing (i) a summary of any services approved by the Chair since the Committee's last regularly scheduled meeting and (ii) an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Independent Registered Public Accountant.

A-1

 Appendix

Audit Services

  1.
  Annual financial statement audit

  2.
  Review of quarterly financial statements

  3.
  Statutory audits

  4.
  Attestation report on management's assessment of internal controls over financial reporting

  5.
  Consents, comfort letters, and reviews of documents filed with the Securities and Exchange Commission

Audit-Related Services

  1.
  Accounting consultations relating to accounting standards, financial reporting, and disclosure issues

  2.
  Due diligence assistance pertaining to potential acquisitions, dispositions, mergers, and securities offerings

  3.
  Financial statement audits and attest services for non-consolidated entities including employees benefit and compensation plans

Tax Services

  1.
  Domestic and international tax compliance, planning, and advice

  2.
  Expatriate tax assistance and compliance

Other Services

       Any service that is not a Prohibited Service, Audit Service, Audit-Related Service, or Tax Service

Prohibited Services

       The following services, as more fully described in Regulation S-X, Rule 2-01, of the Securities and Exchange Commission, are Prohibited Services; provided however, that the services described in items 1 through 5 are not Prohibited Services if it is reasonable to conclude that the results of such services will not be subject to audit procedures during an audit of the Corporation's financial statements:

  1.
  Bookkeeping or other services related to the accounting records or financial statements

  2.
  Financial information systems design and implementation

  3.
  Appraisal or valuation services, fairness opinions, or contribution-in-kind reports

  4.
  Actuarial services

  5.
  Internal audit outsourcing services

  6.
  Management functions or human resources

  7.
  Broker or dealer, investment adviser, or investment banking services

  8.
  Legal services and expert services unrelated to the audit

  9.
  Any other services that the PCAOB determines, by regulation, to impair independence

A-2

Appendix B

Executive Officers

       The following table sets forth the names of our executive officers and their positions. "AIC" refers to Allstate Insurance Company.

Name	Principal Positions and Offices Held
Thomas J. Wilson	Chairman of the Board, President, and Chief Executive Officer of The Allstate Corporation and of AIC. Mr. Wilson is also a director of The Allstate Corporation.
Catherine S. Brune	Senior Vice President of AIC (Chief Information Officer).
Don Civgin	Senior Vice President and Chief Financial Officer of The Allstate Corporation and of AIC.
Frederick F. Cripe	Senior Vice President of AIC.
James D. DeVries	Senior Vice President of AIC (Human Resources).
Judith P. Greffin	Senior Vice President and Chief Investment Officer of AIC.
Joseph P. Lacher	President Allstate Protection—Senior Vice President of AIC.
Mark R. LaNeve	Senior Vice President and Chief Marketing Officer of AIC.
Michele C. Mayes	Senior Vice President and General Counsel of The Allstate Corporation and Senior Vice President, General Counsel, and Assistant Secretary of AIC (Chief Legal Officer).
Samuel H. Pilch	Controller of The Allstate Corporation and Group Vice President and Controller of AIC.
Joseph J. Richardson	Senior Vice President of AIC (Allstate Protection Distribution).
Michael J. Roche	Senior Vice President of AIC (Claims).
Steven P. Sorenson	Senior Vice President of AIC (Allstate Protection Product Operations).
Joan H. Walker	Senior Vice President of AIC (Corporate Relations).
Matthew E. Winter	President and Chief Executive Officer Allstate Financial—Senior Vice President of AIC.

B-1

THIS PROXY CARD/VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THE ALLSTATE CORPORATION M19238-TBD For Against Abstain THE ALLSTATE CORPORATION C/O WELLS FARGO SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945 For Against Abstain 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 2. Ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2010. 5. Stockholder proposal seeking an advisory resolution to ratify the compensation of the named executive officers. 3. Stockholder proposal seeking the right to call special shareowner meetings. 7. Stockholder proposal seeking a report on political contributions and payments to trade associations and other tax exempt organizations. 4. Stockholder proposal seeking the right for stockholders to act by written consent. 6. Stockholder proposal seeking a review and report on executive compensation. 1a. F. Duane Ackerman 1. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on May 17, 2010*. Have this proxy card/voting instruction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on May 17, 2010*. Have this proxy card/voting instruction form in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date this proxy card/voting instruction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 for receipt no later than May 17, 2010*. *Allstate 401(k) Savings Plan With respect to any shares represented by this proxy card/voting instruction form held in the Allstate 401(k) Savings Plan, your voting instructions must be received no later than 11:59 p.m. Eastern Time on May 11, 2010. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy card/voting instruction form and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. This proxy will be governed by and construed in accordance with the laws of Delaware and applicable federal securities laws. The Board of Directors recommends you vote "FOR" all nominees for Director. 1b. Robert D. Beyer 1c. W. James Farrell 1d. Jack M. Greenberg 1e. Ronald T. LeMay 1f. Andrea Redmond 1g. H. John Riley, Jr. 1h. Joshua I. Smith 1i. Judith A. Sprieser 1j. Mary Alice Taylor 1k. Thomas J. Wilson The Board of Directors recommends you vote "AGAINST" Items 3, 4, 5, 6, and 7. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. The Board of Directors recommends you vote "FOR" Item 2. 0 0 0

THE ALLSTATE CORPORATION Annual Meeting of Stockholders May 18, 2010 11:00 a.m. This proxy card/voting instruction form is solicited on behalf of the Board of Directors You hereby authorize W. James Farrell, Andrea Redmond, H. John Riley, Jr., Joshua I. Smith, and Judith A. Sprieser to vote all shares of common stock of The Allstate Corporation that you would be entitled to vote if personally present at the annual meeting of stockholders to be held on May 18, 2010 and at any adjournments thereof. The authority conferred by this Proxy Card/Voting Instruction Form shall be exercised by a majority of these persons present and acting at the meeting or, if only one of them is present, by that person. Each such person has the authority to designate a substitute to act for him or her. These persons are authorized to vote such shares on the matters shown, and in the manner directed, on the reverse hereof and in their discretion on any other matters that may properly come before the meeting. If you return a signed proxy but do not indicate how the shares should be voted on a matter, the shares represented by your signed proxy will be voted as the Board of Directors recommends. You acknowledge receipt of The Allstate Corporation's Notice of 2010 Annual Meeting and Proxy Statement, dated April 1, 2010, and its 2009 Annual Report. You hereby revoke any instructions previously given to vote the shares represented by this Proxy Card/Voting Instruction Form. Allstate and the Trustee have instructed the tabulation agent to keep your voting instructions strictly confidential. Sign on reverse side Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting: The Allstate Corporation Notice of 2010 Annual Meeting, Proxy Statement and 2009 Annual Report are available at www.proxyvote.com. M19239-TBD With respect to any shares represented by this Proxy Card/Voting Instruction Form which are votable and held in the Allstate 401(k) Savings Plan (the "Plan"), you may direct The Northern Trust Company as Trustee of the Plan to vote all such shares on the matters shown, and in the manner directed on the reverse hereof, unless to do so would be inconsistent with the Trustee's duties. If you wish to vote the Allstate shares allocated to the Plan account, you cannot do so in person. You must use this Proxy Card/Voting Instruction Form or submit your voting instructions via the telephone or Internet. If you do not return your signed Proxy Card/Voting Instruction Form or provide telephonic or Internet voting instructions on a timely basis for the shares allocated to the Plan account, those shares will be considered "unvoted." If you return a signed Proxy Card/Voting Instruction Form but do not indicate how the shares should be voted on a matter, the shares represented by your signed Proxy Card/Voting Instruction Form will be voted by the Trustee as the Board of Directors recommends. The Trustee will vote all unvoted and all unallocated shares held by the Plan as follows: if the Trustee receives instructions on a timely basis for at least 50% of the votable allocated shares in the Plan, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the Trustee's duties. If the Trustee receives instructions for less than 50% of the votable shares, the Trustee shall vote all unvoted and unallocated shares in its sole discretion. However, the Trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies.